Filed Pursuant to Rule 424(b)(3)

Registration No. 333-198814

B. RILEY FINANCIAL, INC.

PROSPECTUS

14,480,812 Shares of Common Stock

This prospectus relates to the offering and resale by certain of the selling stockholders identified herein of up to 10,289,300 shares of common stock, par value $0.0001 per share, of B. Riley Financial, Inc. issued and sold to accredited investors in a private placement offering closed on June 5, 2014 (the Private Placement). All shares of common stock issued in the Private Placement were sold at a purchase price of $5.00 per share.

This prospectus also relates to the offering and resale by certain of the selling stockholders identified herein of up to 4,191,512 shares of common stock, par value $0.0001 per share, of B. Riley Financial, Inc. issued on June 18, 2014 pursuant to an Acquisition Agreement, dated as of May 19, 2014 (the Acquisition Agreement) to the Seller Group (as defined in the Acquisition Agreement).

The selling stockholders may sell the shares of common stock on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market, in one or more transactions otherwise than on these exchanges or systems, such as privately negotiated transactions, or using a combination of these methods, and at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See the disclosure under the heading “Plan of Distribution” elsewhere in this prospectus for more information about how the selling stockholders may sell or otherwise dispose of their shares of common stock hereunder.

The selling stockholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the selling stockholders may sell their shares of common stock hereunder following the effective date of this registration statement.

We will not receive any proceeds from the sale of our common stock by the selling stockholders in the offering described in this prospectus.

Our common stock is traded on the OTC Bulletin Board (OTCBB) under the symbol “RILY” On November 3, 2014, the last reported sales price for our common stock as quoted on the OTCBB was $7.85 per share.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should read and carefully consider the risks described in this prospectus under “Risk Factors” beginning on page 4 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 7, 2014

About This Prospectus

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security registered under the registration statement of which this prospectus is a part.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

As used in this prospectus, unless the context indicates or otherwise requires, “Great American,” the “Company,” “we,” “us,” and “our” refer to B. Riley Financial, Inc., a Delaware corporation.

We have registered trademarks for Great American Group® and the Great American logo. All other trademarks, trade names and service marks included in this prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

This summary does not contain all of the information that should be considered before investing in our common stock. Investors should read the entire prospectus carefully, including the risks related to our business and purchasing our common stock discussed under “Risk Factors” beginning on page 4 of this prospectus.

Our Company

Our Business

We provide asset disposition, valuation and appraisal, and real estate consulting services to a wide range of retail, wholesale and industrial clients, as well as lenders, capital providers, private equity investors and professional service firms throughout the United States, Canada and Europe. We recently completed the acquisition of B. Riley & Co., Inc., an independent investment firm that provides corporate finance, research, sales and trading, and asset management services to corporate institutional and high net worth individuals throughout the United States. We now operate our business in three segments: auction and liquidation solutions, valuation and appraisal services and capital markets services

Effective November 6, 2014 at 4:01 PM Eastern Standard Time, the Company changed its name from Great American Group, Inc. to B. Riley Financial, Inc. (the Name Change). In connection with the Name Change, we also changed our trading symbol on the Over-the-Counter Bulletin Board from “GAMR” to “RILY.”

For more information regarding our business, see the disclosure under the heading “Business” included elsewhere in this prospectus. For a description of certain risks related to our business, see the disclosure under the heading “Risk Factors” beginning on page 4 of this prospectus.

The Private Placement

On June 5, 2014, the Company closed the Private Placement pursuant to which it issued and sold to 53 accredited investors (collectively, the Investors) an aggregate of 10,289,300 shares of the Company’s common stock (collectively, the Private Placement Shares) at a purchase price of $5.00 per share. The Private Placement was completed pursuant to the terms and provisions of a securities purchase agreement entered into among the Company and the Investors on May 19, 2014 (the Purchase Agreement).

At the closing of the Private Placement on June 5, 2014, the Company received aggregate gross proceeds of approximately $51.4 million. The Company used a portion of the net proceeds from the Private Placement to repay certain indebtedness in accordance with the terms of letter agreements entered into by the Company and each of Andrew Gumaer and Harvey Yellen on May 19, 2014. The Company expects to use all remaining net proceeds for working capital and general corporate purposes.

Strategic Combination

On June 18, 2014, the Company completed its previously announced acquisition of B. Riley & Co., Inc. (BRC).

The Company acquired BRC pursuant to the terms of the Acquisition Agreement, dated as of May 19, 2014, by and among the Company, Darwin Merger Sub I, Inc., a wholly owned subsidiary of the Company (Sub I), B. Riley Capital Markets, LLC, a wholly owned subsidiary of the Company (BCM), BRC, B. Riley & Co. Holdings, LLC (BRH), Riley Investment Management LLC (RIM, and collectively with BRC and BRH, the B. Riley Entities) and Bryant Riley, a director of the Company and the sole or principal owner of each of the B. Riley Entities (Seller).

Pursuant to the terms and conditions of the Acquisition Agreement, the Company agreed to acquire the B. Riley Entities in exchange for the issuance of shares of its common stock (which represents the base purchase price of 4,200,000 shares of common stock, as adjusted for the estimated working capital adjustment set forth in the Acquisition Agreement). 628,727 of such shares issuable to Seller have been placed into an escrow account governed by the terms and conditions of an escrow agreement, dated as of June 18, 2014, by and among the Company, Seller and Continental Stock Transfer & Trust Company, Inc., as escrow agent (the Escrow Agreement). Such escrowed shares will serve as security for the indemnification obligations of Seller and the B. Riley Entities pursuant to the Acquisition Agreement and any downward adjustment to the merger consideration as a result of the final working capital adjustment provided for in the Acquisition Agreement.

1

In connection with the Company’s acquisition of BRC, Sub I merged with and into BRC, and BRC subsequently merged with and into BCM, with BCM surviving as a wholly owned subsidiary of the Company. The acquisitions of BRH and RIM were completed on August 1, 2014.

Corporate Information

Our principal executive offices are located at 21860 Burbank Boulevard, Suite 300 South, Woodland Hills, California 91367, and the telephone number at our principal executive office is (818) 884-3737. Our website addresses are http://www.greatamerican.com and http://www.brileyfin.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document.

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The Offering

This prospectus relates to the resale from time to time by the selling stockholders identified herein of up to 14,480,812 shares of our common stock. All of the common stock to be registered for resale hereunder was purchased or acquired, as applicable, by the selling stockholders in the Private Placement or pursuant to the Acquisition Agreement. We are not offering any shares for sale under the registration statement of which this prospectus is a part.

Common stock outstanding prior to this offering:	15,977,482 (1) (2)

Common stock offered by the selling stockholders hereunder:	14,480,812 (2)

Use of Proceeds:	We will not receive any proceeds from the sale of our common stock offered by the selling stockholders under this prospectus.

Risk Factors:	Investing in our securities involves a high degree of risk and purchasers may lose their entire investment. See the disclosure under the heading “Risk Factors” beginning on page 4 of this prospectus.

OTCBB Symbol:	RILY

(1)	Excludes 3,210,133 shares of our common stock reserved for issuance under the Great American Group, Inc. Amended and Restated 2009 Stock Incentive Plan, as amended (the Incentive Plan).

(2)	As of November 5, 2014. Includes (a) 10,289,300 shares of our common stock issued and sold in the Private Placement, and (b) 4,191,512 shares of our common stock issued pursuant to the Acquisition Agreement.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, including our financial statements and the related notes, before making any decision to invest in shares of our common stock. This prospectus contains forward-looking statements. If any of the events discussed in the risk factors below occurs, our business, operations, financial condition and cash flows could be materially harmed. If that were to happen, the trading price of our common stock could decline, and you could lose all or part of your investment.

Given the nature of our operations and services we provide, a wide range of factors could materially affect our operations and profitability. Changes in competitive, market and economic conditions also affect our operations. The risks and uncertainties described below are not the only risks and uncertainties facing us. Additional risks and uncertainties not presently known or that are currently considered to be immaterial may also materially and adversely affect our business operations or stock price. If any of the following risks or uncertainties occurs, our business, financial condition or operating results could materially suffer.

Our revenues and results of operations are volatile and difficult to predict.

Our revenues and results of operations fluctuate significantly from quarter to quarter, due to a number of factors. These factors include, but are not limited to, the following:

•	our ability to attract new clients and obtain additional business from our existing client base;

•	the number, size and timing of mergers and acquisition transactions and other strategic advisory services where we act as an adviser in our auction and liquidation and investment banking engagements;

•	the extent to which we acquire assets for resale, or guarantee a minimum return thereon, and our ability to resell those assets at favorable prices;

•	variability in the mix of revenues from the auction and liquidation and valuation and appraisal businesses;

•	the rate of growth of new service areas, including our real estate services division, our capital markets operations and international expansion;

•	the types of fees we charge clients, or other financial arrangements we enter into with clients; and

•	changes in general economic and market conditions.

We have limited or no control over some of the factors set forth above and, as a result, may be unable to forecast our revenues accurately. We rely on projections of revenues in developing our operating plans for the future and will base our expectations regarding expenses on these projections and plans. If we inaccurately forecast revenues and/or earnings, or fail to accurately project expenses, we may be unable to adjust our spending in a timely manner to compensate for these inaccuracies and, as a result, may suffer operating losses and such losses could have a negative impact on our financial condition and results of operations. If, for any reason, we fail to meet company, investor or analyst projections of revenue, growth or earnings, the market price of the common stock could decline and you may lose all or part of your investment.

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Conditions in the financial markets and general economic conditions have impacted and may continue to impact our ability to generate business and revenues, which may cause significant fluctuations in our stock price.

Our business has in the past, and may in the future, be materially affected by conditions in the financial market and general economic conditions, such as the level and volatility of interest rates, investor sentiment, the availability and the cost of credit, the U.S. mortgage market, the U.S. real estate market, volatile energy prices, consumer confidence, unemployment, and geopolitical issues. Financial markets experienced extreme volatility and disruption from mid-2007 to early 2009, and challenging conditions persisted. While financial markets have become more stable and have generally improved since 2009, there remains a certain degree of uncertainty about an economic recovery. Further, certain aspects of our business are cyclical in nature and changes in the current economic environment may require us to adjust our sales and marketing practices and react to different business opportunities and modes of competition. If we are not successful in reacting to changing economic conditions, we may lose business opportunities which could harm our financial condition. For example, we are more likely to conduct auctions and liquidations in connection with insolvencies and store closures during periods of economic downturn relative to periods of economic expansion. Conversely, during an economic downturn, financial institutions that provide asset-based loans typically reduce the number of loans made, which reduces their need for our valuation and appraisal services.

In addition, weakness or disruption in equity markets and diminished trading volume of securities could adversely impact our sales and trading business in the future. Any industry-wide declines in the size and number of underwritings and mergers and acquisitions transactions could also have an adverse effect on our investment banking revenues. Reductions in the trading prices for equity securities tend to reduce the transaction value of investment banking transactions, such as underwriting and mergers and acquisitions transactions, which in turn may reduce the fees we earn from these transactions. Market conditions may also affect the level and volatility of securities prices and the liquidity and value of investments in our funds and proprietary inventory, and we may not be able to manage our business’s exposure to these market conditions. In addition to these factors, deterioration in the financial markets or economic conditions could materially affect our investment banking business in other ways, including the following:

•	Our opportunity to act as underwriter or placement agent could be adversely affected by a reduction in the number and size of capital raising transactions or by competing government sources of equity.

•	The number and size of mergers and acquisitions transactions or other strategic advisory services where we act as adviser could be adversely affected by continued uncertainties in valuations related to asset quality and creditworthiness, volatility in the equity markets, and diminished access to financing.

•	Market volatility could lead to a decline in the volume of transactions that we execute for our customers and, therefore, to a decline in the revenue we receive from commissions and spreads.

•	We may experience losses in securities trading activities, or as a result of write-downs in the value of securities that we own, as a result of deteriorations in the businesses or creditworthiness of the issuers of such securities.

•	We may experience losses or write downs in the realizable value of our proprietary investments due to the inability of companies we invest in to repay their borrowings.

•	Our access to liquidity and the capital markets could be limited, preventing us from making proprietary investments and restricting our sales and trading businesses.

•	We may incur unexpected costs or losses as a result of the bankruptcy or other failure of companies for which we have performed investment banking services to honor ongoing obligations such as indemnification or expense reimbursement agreements.

•	Sudden sharp declines in market values of securities can result in illiquid markets and the failure of counterparties to perform their obligations, which could make it difficult for us to sell securities, hedge securities positions, and invest funds under management.

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•	As an introducing broker to clearing firms, we are responsible to the clearing firm and could be held liable for the defaults of our customers, including losses incurred as the result of a customer’s failure to meet a margin call. When we allow customers to purchase securities on margin, we are subject to risks inherent in extending credit. This risk increases when a market is rapidly declining and the value of the collateral held falls below the amount of a customer’s indebtedness. If a customer’s account is liquidated as the result of a margin call, we are liable to our clearing firm for any deficiency.

•	Competition in our investment banking, sales, and trading businesses could intensify as a result of the increasing pressures on financial services companies and larger firms competing for transactions and business that historically would have been too small for them to consider.

•	Market volatility could result in lower prices for securities, which may result in reduced management fees calculated as a percentage of assets under management.

•	Market declines could increase claims and litigation, including arbitration claims from customers.

•	Our industry could face increased regulation as a result of legislative or regulatory initiatives. Compliance with such regulation may increase our costs and limit our ability to pursue business opportunities.

•	Government intervention may not succeed in improving the financial and credit markets and may have negative consequences for our business.

It is difficult to predict how long current financial market and economic conditions will continue, whether they will deteriorate and if they do, which of our business lines will be adversely affected. If one or more of the foregoing risks occurs, our revenues are likely to decline and, if we were unable to reduce expenses at the same pace, our profit margins could erode.

We focus principally on specific sectors of the economy in our investment banking operations, and deterioration in the business environment in these sectors or a decline in the market for securities of companies within these sectors could harm our business.

We focus principally on five target industries in our investment banking operations: consumer goods, consumer services, defense, industrials and technology. Volatility in the business environment in these industries or in the market for securities of companies within these industries could adversely affect our financial results and the market value of our common stock. The business environment for companies in some of these industries has been subject to high levels of volatility in recent years, and our financial results have consequently been subject to significant variations from year to year. The market for securities in each of our target industries may also be subject to industry-specific risks. For example, we have research, investment banking and principal investments focused in the area of defense. This sector has been subject to U.S. Department of Defense budget cuts as well as by disruptions in the financial markets and downturns in the general economy. The consumer goods and services sectors are subject to consumer spending trends, which have been volatile, to mall traffic trends, which have been down, to the availability of credit, and to broader trends such as the rise of Internet retailers. Emerging markets have driven the growth of certain consumer companies but emerging market economies are fragile, subject to wide swings in GDP, and subject to changes in foreign currencies. The technology industry has been volatile, driven by evolving technology trends, by technological obsolescence, by enterprise spending, and by changes in the capital spending trends of major corporations and government agencies around the world.

Our investment banking operations focus on various sectors of the economy, and we also depend significantly on private company transactions for sources of revenues and potential business opportunities. Most of these private company clients are initially funded and controlled by private equity firms. To the extent that the pace of these private company transactions slows or the average transaction size declines due to a decrease in private equity financings, difficult market conditions in our target industries or other factors, our business and results of operations may be harmed.

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Underwriting and other corporate finance transactions, strategic advisory engagements and related sales and trading activities in our target industries represent a significant portion of our investment banking business. This concentration of activity in our target industries exposes us to the risk of declines in revenues in the event of downturns in these industries.

Our financial results from investment banking activities may fluctuate substantially from period to period, which may impair our stock price.

We expect to experience in the future significant variations from period to period in our revenues and results of operations from investment banking activities. Future variations in investment banking revenues may be attributable in part to the fact that our investment banking revenues are typically earned upon the successful completion of a transaction, the timing of which is uncertain and beyond our control. In most cases, we receive little or no payment for investment banking engagements that do not result in the successful completion of a transaction. As a result, our investment banking business is highly dependent on market conditions as well as the decisions and actions of our clients and interested third parties. For example, a client’s acquisition transaction may be delayed or terminated because of a failure to agree upon final terms with the counterparty, failure to obtain necessary regulatory consents or board or stockholder approvals, failure to secure necessary financing, adverse market conditions or unexpected financial or other problems in the business of a client or a counterparty. If the parties fail to complete a transaction on which we are advising or an offering in which we are participating, we will earn little or no revenue from the contemplated transaction. This risk may be intensified by our focus on companies in the technology industry and defense sectors. The market for securities of these companies has experienced significant variations in the number and size of equity offerings in recent years. In addition, our investment banking revenues are highly dependent on the level of mergers and acquisition and capital raising activity in the U.S. which fluctuates substantially from period to period. Our investment banking revenues would be adversely affected in the event that the number and size of mergers and acquisitions and capital raising transactions decline. As a result, we may not achieve steady and predictable earnings on a quarterly basis, which could in turn adversely affect our stock price.

Further, because a significant portion of our investment banking revenue is derived from investment banking fees and commissions, severe market fluctuations, weak economic conditions, a decline in stock prices, trading volumes or liquidity could cause our financial results to fluctuate from period to period as a result of the following, among other things:

•	the number and size of transactions for which we provide underwriting and merger and acquisition advisory services may decline;

•	the value of the securities we hold in inventory as assets, which we often purchase in connection with market-making and underwriting activities, may decline; and

•	the volume of trades we would execute for our clients may decrease.

To the extent our clients, or counterparties in transactions with us, are more likely to suffer financial setbacks in a volatile stock market environment, our risk of loss during these periods would increase.

Our corporate finance and strategic advisory engagements are singular in nature and do not generally provide for subsequent engagements.

Our investment banking clients generally retain us on a short-term, engagement-by-engagement basis in connection with specific corporate finance, merger and acquisition transactions (often as an advisor in company sale transactions) and other strategic advisory services, rather than on a recurring basis under long-term contracts. As these transactions are typically singular in nature and our engagements with these clients may not recur, we must seek new engagements when our current engagements are successfully completed or are terminated. As a result, high activity levels in any period are not necessarily indicative of continued high levels of activity in any subsequent period. If we are unable to generate a substantial number of new engagements that generate fees from new or existing clients, our business, results of operations and financial condition could be adversely affected.

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The asset management business is intensely competitive.

Over the past several years, the size and number of asset management funds, including hedge funds and mutual funds, has continued to increase. If this trend continues, it is possible that it will become increasingly difficult for our funds to raise capital. More significantly, the allocation of increasing amounts of capital to alternative investment strategies by institutional and individual investors leads to a reduction in the size and duration of pricing inefficiencies. Many alternative investment strategies seek to exploit these inefficiencies and, in certain industries, this drives prices for investments higher, in either case increasing the difficulty of achieving targeted returns. In addition, if interest rates were to rise or there were to be a prolonged bull market in equities, the attractiveness of our funds relative to investments in other investment products could decrease. Competition is based on a variety of factors, including:

•	investment performance;

•	investor perception of the drive, focus and alignment of interest of an investment manager;

•	quality of service provided to and duration of relationship with investors;

•	business reputation; and

•	level of fees and expenses charged for services.

We compete in the asset management business with a large number of investment management firms, private equity fund sponsors, hedge fund sponsors and other financial institutions. A number of factors serve to increase our competitive risks, as follows:

•	investors may develop concerns that we will allow a fund to grow to the detriment of its performance;

•	some of our competitors have greater capital, lower targeted returns or greater sector or investment strategy specific expertise than we do, which creates competitive disadvantages with respect to investment opportunities;

•	some of our competitors may perceive risk differently than we do which could allow them either to outbid us for investments in particular sectors or, generally, to consider a wider variety of investments;

•	there are relatively few barriers to entry impeding new asset management firms, and the successful efforts of new entrants into our various lines of business, including former “star” portfolio managers at large diversified financial institutions as well as such institutions themselves, will continue to result in increased competition; and

•	other industry participants in the asset management business continuously seek to recruit our best and brightest investment professionals away from us.

These and other factors could reduce our earnings and revenues and adversely affect our business. In addition, if we are forced to compete with other alternative asset managers on the basis of price, we may not be able to maintain our current base management and incentive fee structures. We have historically competed primarily on the performance of our funds, and not on the level of our fees relative to those of our competitors. However, there is a risk that fees in the alternative investment management industry will decline, without regard to the historical performance of a manager, including our managers. Fee reductions on our existing or future funds, without corresponding decreases in our cost structure, would adversely affect our revenues and distributable earnings.

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Poor investment performance may decrease assets under management and reduce revenues from and the profitability of our asset management business.

Revenues from our asset management business are primarily derived from asset management fees. Asset management fees are generally comprised of management and incentive fees. Management fees are typically based on assets under management, and incentive fees are earned on a quarterly or annual basis only if the return on our managed accounts exceeds a certain threshold return, or “highwater mark,” for each investor. We will not earn incentive fee income during a particular period, even when a fund had positive returns in that period, if we do not generate cumulative performance that surpasses a highwater mark. If a fund experiences losses, we will not earn incentive fees with regard to investors in that fund until its returns exceed the relevant highwater mark.

In addition, investment performance is one of the most important factors in retaining existing investors and competing for new asset management business. Investment performance may be poor as a result of the current or future difficult market or economic conditions, including changes in interest rates or inflation, terrorism or political uncertainty, our investment style, the particular investments that we make, and other factors. Poor investment performance may result in a decline in our revenues and income by causing (i) the net asset value of the assets under our management to decrease, which would result in lower management fees to us, (ii) lower investment returns, resulting in a reduction of incentive fee income to us, and (iii) investor redemptions, which would result in lower fees to us because we would have fewer assets under management.

To the extent our future investment performance is perceived to be poor in either relative or absolute terms, the revenues and profitability of our asset management business will likely be reduced and our ability to grow existing funds and raise new funds in the future will likely be impaired.

The historical returns of our funds may not be indicative of the future results of our funds.

The historical returns of our funds should not be considered indicative of the future results that should be expected from such funds or from any future funds we may raise. Our rates of returns reflect unrealized gains, as of the applicable measurement date, which may never be realized due to changes in market and other conditions not in our control that may adversely affect the ultimate value realized from the investments in a fund. The returns of our funds may have also benefited from investment opportunities and general market conditions that may not repeat themselves, and there can be no assurance that our current or future funds will be able to avail themselves of profitable investment opportunities. Furthermore, the historical and potential future returns of the funds we manage also may not necessarily bear any relationship to potential returns on our common stock.

Our asset management clients may generally redeem their investments, which could reduce our asset management fee revenues.

Our asset management fund agreements generally permit investors to redeem their investments with us after an initial “lockup” period during which redemptions are restricted or penalized. However, any such restrictions may be waived by us. Thereafter, redemptions are permitted at specified intervals. If the return on the assets under our management does not meet investors’ expectations, investors may elect to redeem their investments and invest their assets elsewhere, including with our competitors. Our management fee revenues correlate directly to the amount of assets under our management; therefore, redemptions may cause our fee revenues to decrease. Investors may decide to reallocate their capital away from us and to other asset managers for a number of reasons, including poor relative investment performance, changes in prevailing interest rates which make other investments more attractive, changes in investor perception regarding our focus or alignment of interest, dissatisfaction with changes in or a broadening of a fund’s investment strategy, changes in our reputation, and departures or changes in responsibilities of key investment professionals. For these and other reasons, the pace of redemptions and corresponding reduction in our assets under management could accelerate. In the future, redemptions could require us to liquidate assets under unfavorable circumstances, which would further harm our reputation and results of operations.

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We are subject to risks in using custodians.

Our asset management subsidiary and its managed funds depend on the services of custodians to settle and report securities transactions. In the event of the insolvency of a custodian, our funds might not be able to recover equivalent assets in whole or in part as they will rank among the custodian’s unsecured creditors in relation to assets which the custodian borrows, lends or otherwise uses. In addition, cash held by our funds with the custodian will not be segregated from the custodian’s own cash, and the funds will therefore rank as unsecured creditors in relation thereto.

We may suffer losses if our reputation is harmed.

Our ability to attract and retain customers and employees may be diminished to the extent our reputation is damaged. If we fail, or are perceived to fail, to address various issues that may give rise to reputational risk, we could harm our business prospects. These issues include, but are not limited to, appropriately dealing with market dynamics, potential conflicts of interest, legal and regulatory requirements, ethical issues, customer privacy, record-keeping, sales and trading practices, and the proper identification of the legal, reputational, credit, liquidity and market risks inherent in our products and services. Failure to appropriately address these issues could give rise to loss of existing or future business, financial loss, and legal or regulatory liability, including complaints, claims and enforcement proceedings against us, which could, in turn, subject us to fines, judgments and other penalties. In addition, our capital markets operations depend to a large extent on our relationships with our clients and reputation for integrity and high-caliber professional services to attract and retain clients. As a result, if a client is not satisfied with our services, it may be more damaging in our business than in other businesses.

Our capital markets operations are highly dependent on communications, information and other systems and third parties, and any systems failures could significantly disrupt our capital markets business.

Our data and transaction processing, custody, financial, accounting and other technology and operating systems are essential to our capital markets operations. A system malfunction (due to hardware failure, capacity overload, security incident, data corruption, etc.) or mistake made relating to the processing of transactions could result in financial loss, liability to clients, regulatory intervention, reputational damage and constraints on our ability to grow. We outsource a substantial portion of our critical data processing activities, including trade processing and back office data processing. We also contract with third parties for market data and other services. In the event that any of these service providers fails to adequately perform such services or the relationship between that service provider and us is terminated, we may experience a significant disruption in our operations, including our ability to timely and accurately process transactions or maintain complete and accurate records of those transactions.

Adapting or developing our technology systems to meet new regulatory requirements, client needs, expansion and industry demands also is critical for our business. Introduction of new technologies present new challenges on a regular basis. We have an ongoing need to upgrade and improve our various technology systems, including our data and transaction processing, financial, accounting, risk management and trading systems. This need could present operational issues or require significant capital spending. It also may require us to make additional investments in technology systems and may require us to reevaluate the current value and/or expected useful lives of our technology systems, which could negatively impact our results of operations.

Secure processing, storage and transmission of confidential and other information in our internal and outsourced computer systems and networks also is critically important to our business. We take protective measures and endeavor to modify them as circumstances warrant. However, our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code, inadvertent, erroneous or intercepted transmission of information (including by e-mail), and other events that could have an information security impact. If one or more of such events occur, this potentially could jeopardize our or our clients’ or counterparties’ confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our clients’, our counterparties’ or third parties’ operations. We may be required to expend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures, and we may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance maintained by us.

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A disruption in the infrastructure that supports our business due to fire, natural disaster, health emergency (for example, a disease pandemic), power or communication failure, act of terrorism or war may affect our ability to service and interact with our clients. If we are not able to implement contingency plans effectively, any such disruption could harm our results of operations.

The growth of electronic trading and the introduction of new technology in the markets in which our market-making business operates may adversely affect this business and may increase competition.

The continued growth of electronic trading and the introduction of new technologies is changing our market-making business and presenting new challenges. Securities, futures and options transactions are increasingly occurring electronically, through alternative trading systems. It appears that the trend toward alternative trading systems will continue to accelerate. This acceleration could further increase program trading, increase the speed of transactions and decrease our ability to participate in transactions as principal, which would reduce the profitability of our market-making business. Some of these alternative trading systems compete with our market-making business and with our algorithmic trading platform, and we may experience continued competitive pressures in these and other areas. Significant resources have been invested in the development of our electronic trading systems, which includes our alternative trading market business, but there is no assurance that the revenues generated by these systems will yield an adequate return on the investment, particularly given the increased program trading and increased percentage of stocks trading off of the historically manual trading markets.

Pricing and other competitive pressures may impair the revenues of our sales and trading business.

We derive a significant portion of our revenues for our investment banking operations from our sales and trading business. There has been intense price competition and trading volume reduction in this business in recent years. In particular, the ability to execute trades electronically and through alternative trading systems has increased the downward pressure on per share trading commissions and spreads. We expect these trends toward alternative trading systems and downward pricing pressure in the business to continue. We believe we may experience competitive pressures in these and other areas in the future as some of our competitors seek to obtain market share by competing on the basis of price or by using their own capital to facilitate client trading activities. In addition, we face pressure from our larger competitors, which may be better able to offer a broader range of complementary products and services to clients in order to win their trading business. These larger competitors may also be better able to respond to changes in the research, brokerage and investment banking industries, to compete for skilled professionals, to finance acquisitions, to fund internal growth and to compete for market share generally. As we are committed to maintaining and improving our comprehensive research coverage in our target sectors to support our sales and trading business, we may be required to make substantial investments in our research capabilities to remain competitive. If we are unable to compete effectively in these areas, the revenues of our sales and trading business may decline, and our business, results of operations and financial condition may be harmed.

Some of our large institutional sales and trading clients in terms of brokerage revenues have entered into arrangements with us and other investment banking firms under which they separate payments for research products or services from trading commissions for sales and trading services, and pay for research directly in cash, instead of compensating the research providers through trading commissions (referred to as “soft dollar” practices). In addition, we have entered into certain commission sharing arrangements in which institutional clients execute trades with a limited number of brokers and instruct those brokers to allocate a portion of the commission directly to us or other broker-dealers for research or to an independent research provider. If more of such arrangements are reached between our clients and us, or if similar practices are adopted by more firms in the investment banking industry, it may further increase the competitive pressures on trading commissions and spreads and reduce the value our clients place on high quality research. Conversely, if we are unable to make similar arrangements with other investment managers that insist on separating trading commissions from research products, volumes and trading commissions in our sales and trading business also would likely decrease.

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Larger and more frequent capital commitments in our trading and underwriting businesses increase the potential for significant losses.

Certain financial services firms make larger and more frequent commitments of capital in many of their activities. For example, in order to win business, some investment banks increasingly commit to purchase large blocks of stock from publicly traded issuers or significant stockholders, instead of the more traditional marketed underwriting process in which marketing is typically completed before an investment bank commits to purchase securities for resale. We may participate in this activity and, as a result, we may be subject to increased risk. Conversely, if we do not have sufficient regulatory capital to so participate, our business may suffer. Furthermore, we may suffer losses as a result of the positions taken in these transactions even when economic and market conditions are generally favorable for others in the industry.

We may increasingly commit our own capital as part of our trading business to facilitate client sales and trading activities. The number and size of these transactions may adversely affect our results of operations in a given period. We may also incur significant losses from our sales and trading activities due to market fluctuations and volatility in our results of operations. To the extent that we own assets, i.e., have long positions, in any of those markets, a downturn in the value of those assets or in those markets could result in losses. Conversely, to the extent that we have sold assets we do not own, i.e., have short positions, in any of those markets, an upturn in those markets could expose us to potentially large losses as we attempt to cover our short positions by acquiring assets in a rising market.

We invest our own proprietary capital in equities and debt that expose us to a significant risk of capital loss.

We use a portion of our own capital in a variety of principal investment activities, each of which involves risks of illiquidity, loss of principal and revaluation of assets. The companies in which we invest may rely on new or developing technologies or novel business models, or concentrate on markets which are or may be disproportionately impacted by pressures in the financial services and/or mortgage and real estate sectors, have not yet developed and which may never develop sufficiently to support successful operations, or their existing business operations may deteriorate or may not expand or perform as projected. As a result, we have suffered losses in the past and we may suffer losses from our proprietary investment activities in the future.

We have made and may make principal investments in relatively high-risk, illiquid assets that often have significantly leveraged capital structures, and we may fail to realize any profits from these activities for a considerable period of time or lose some or all of the principal amount we invest in these activities.

We may purchase equity securities and, to a lesser extent, debt securities, in venture capital, seed and other high risk financings of early-stage, pre-public or “mezzanine stage”, distressed situations and turnaround companies, as well as funds or other collective investment vehicles. We risk the loss of capital we have invested in these activities.

We may use our capital, including on a leveraged basis in proprietary investments in both private company and public company securities that may be illiquid and volatile. The equity securities of a privately-held entity in which we make a proprietary investment are likely to be restricted as to resale and may otherwise be highly illiquid. In the case of fund or similar investments, our investments may be illiquid until such investment vehicles are liquidated. We expect that there will be restrictions on our ability to resell the securities of any such company that we acquire for a period of at least six months after we acquire those securities. Thereafter, a public market sale may be subject to volume limitations or dependent upon securing a registration statement for an initial and potentially secondary public offering of the securities. We may make principal investments that are significant relative to the overall capitalization of the investee company and resales of significant amounts of these securities might be subject to significant limitations and adversely affect the market and the sales price for the securities in which we invest. In addition, our principal investments may involve entities or businesses with capital structures that have significant leverage. The large amount of borrowing in the leveraged capital structure increases the risk of losses due to factors such as rising interest rates, downturns in the economy or deteriorations in the condition of the investment or its industry. In the event of defaults under borrowings, the assets being financed would be at risk of foreclosure, and we could lose our entire investment.

Even if we make an appropriate investment decision based on the intrinsic value of an enterprise, there is no assurance that general market conditions will not cause the market value of our investments to decline. For example, an increase in interest rates, a general decline in the stock markets, or other market and industry conditions adverse to companies of the type in which we invest and intend to invest could result in a decline in the value of our investments or a total loss of our investment.

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In addition, some of these investments are, or may in the future be, in industries or sectors which are unstable, in distress or undergoing some uncertainty. Such investments may be subject to rapid changes in value caused by sudden company-specific or industry-wide developments. Contributing capital to these investments is risky, and we may lose some or all of the principal amount of our investments. There are no regularly quoted market prices for a number of the investments that we make. The value of our investments is determined using fair value methodologies described in valuation policies, which may consider, among other things, the nature of the investment, the expected cash flows from the investment, bid or ask prices provided by third parties for the investment and the trading price of recent sales of securities (in the case of publicly-traded securities), restrictions on transfer and other recognized valuation methodologies. The methodologies we use in valuing individual investments are based on estimates and assumptions specific to the particular investments. Therefore, the value of our investments does not necessarily reflect the prices that would actually be obtained by us when such investments are sold. Realizations at values significantly lower than the values at which investments have been reflected in values would result in loses of potential incentive income and principal investments.

We may experience write downs of our investments and other losses related to the valuation of our investments and volatile and illiquid market conditions.

In our proprietary investment activities, our concentrated holdings, illiquidity and market volatility may make it difficult to value certain of our investment securities. Subsequent valuations, in light of factors then prevailing, may result in significant changes in the values of these securities in future periods. In addition, at the time of any sales and settlements of these securities, the price we ultimately realize will depend on the demand and liquidity in the market at that time and may be materially lower than their current fair value. Any of these factors could require us to take write downs in the value of our investment and securities portfolio, which may have an adverse effect on our results of operations in future periods.

Our underwriting and market-making activities may place our capital at risk.

We may incur losses and be subject to reputational harm to the extent that, for any reason, we are unable to sell securities we purchased as an underwriter at the anticipated price levels. As an underwriter, we also are subject to heightened standards regarding liability for material misstatements or omissions in prospectuses and other offering documents relating to offerings we underwrite. Further, even though underwriting agreements with issuing companies typically include a right to indemnification in favor of the underwriter for these offerings to cover potential liability from any material misstatements or omissions, indemnification may be unavailable or insufficient in certain circumstances, for example if the issuing company has become insolvent. As a market maker, we may own large positions in specific securities, and these undiversified holdings concentrate the risk of market fluctuations and may result in greater losses than would be the case if our holdings were more diversified.

Our businesses, profitability and liquidity may be adversely affected by deterioration in the credit quality of, or defaults by, third parties who owe us money, securities or other assets or whose securities or obligations we hold.

The amount and duration of our credit exposures have been increasing over the past year, as have the breadth and size of the entities to which we have credit exposures. We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. Declines in the market value of securities can result in the failure of buyers and sellers of securities to fulfill their settlement obligations, and in the failure of our clients to fulfill their credit obligations. During market downturns, counterparties to us in securities transactions may be less likely to complete transactions. In addition, particularly during market downturns, we may face additional expenses defending or pursuing claims or litigation related to counterparty or client defaults.

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Our businesses may be adversely affected by the disruptions in the credit markets, including reduced access to credit and liquidity and higher costs of obtaining credit.

In the event existing internal and external financial resources do not satisfy our needs, we would have to seek additional outside financing. The availability of outside financing will depend on a variety of factors, such as our financial condition and results of operations, the availability of acceptable collateral, market conditions, the general availability of credit, the volume of trading activities, and the overall availability of credit to the financial services industry.

Widening credit spreads, as well as significant declines in the availability of credit, could adversely affect our ability to borrow on an unsecured basis. Disruptions in the credit markets could make it more difficult and more expensive to obtain funding for our businesses. If our available funding is limited or we are forced to fund our operations at a higher cost, these conditions may require us to curtail our business activities and increase our cost of funding, both of which could reduce our profitability, particularly in our businesses that involve investing and taking principal positions.

Liquidity, or ready access to funds, is essential to financial services firms, including ours. Failures of financial institutions have often been attributable in large part to insufficient liquidity. Liquidity is of particular importance to our sales and trading business, and perceived liquidity issues may affect the willingness of our clients and counterparties to engage in sales and trading transactions with us. Our liquidity could be impaired due to circumstances that we may be unable to control, such as a general market disruption or an operational problem that affects our sales and trading clients, third parties or us. Further, our ability to sell assets may be impaired if other market participants are seeking to sell similar assets at the same time.

Our clients engaging us with respect to mergers and acquisitions often rely on access to the secured and unsecured credit markets to finance their transactions. The lack of available credit and the increased cost of credit could adversely affect the size, volume and timing of our clients’ merger and acquisition transactions—particularly large transactions—and adversely affect our investment banking business and revenues.

We have experienced losses and may not maintain profitability.

Our profitability in each reporting period is impacted by the number and size of retail liquidation engagements we perform on a quarterly or annual basis. It is possible that we will experience losses with respect to our current operations as we continue to expand our operations. In addition, we expect that our operating expenses will increase to the extent that we grow our business. We may not be able to generate sufficient revenues to maintain profitability.

Because of their significant stock ownership, some of our existing stockholders will be able to exert control over us and our significant corporate decisions.

Our executive officers, directors and their affiliates own or control, in the aggregate, approximately 34.3% of our outstanding common stock as of September 30, 2014. In particular, our Chairman and Chief Executive Officer, Bryant R. Riley, owns or controls, in the aggregate, 3,953,285 shares of our common stock or 24.7% of our outstanding common stock as of September 30, 2014. These stockholders are able to exercise influence over matters requiring stockholder approval, such as the election of directors and the approval of significant corporate transactions, including transactions involving an actual or potential change of control of the company or other transactions that non-controlling stockholders may not deem to be in their best interests. This concentration of ownership may harm the market price of our common stock by, among other things:

•	delaying, deferring, or preventing a change in control of our company;

•	impeding a merger, consolidation, takeover, or other business combination involving our company;

•	causing us to enter into transactions or agreements that are not in the best interests of all stockholders; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

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We may incur losses as a result of “guarantee” based engagements that we enter into in connection with our auction and liquidation solutions business.

In many instances, in order to secure an engagement, we are required to bid for that engagement by guaranteeing to the client a minimum amount that such client will receive from the sale of inventory or assets. Our bid is based on a variety of factors, including: our experience, expertise, perceived value added by engagement, valuation of the inventory or assets and the prices we believe potential buyers would be willing to pay for such inventory or assets. An inaccurate estimate of any of the above or inaccurate valuation of the assets or inventory could result in us submitting a bid that exceeds the realizable proceeds from any engagement. If the liquidation proceeds, net of direct operating expenses, are less than the amount we guaranteed in our bid, we will incur a loss. Therefore, in the event that the proceeds, net of direct operating expenses, from an engagement are less than the bid, the value of the assets or inventory decline in value prior to the disposition or liquidation, or the assets are overvalued for any reason, we may suffer a loss and our financial condition and results of operations could be adversely affected.

Losses due to any auction or liquidation engagement may cause us to become unable to make payments due to our creditors and may cause us to default on our debt obligations.

We have three engagement structures for our auction and liquidation services: (i) a “fee” based structure under which we are compensated for our role in an engagement on a commission basis, (ii) purchase on an outright basis (and take title to) the assets or inventory of the client, and (iii) “guarantee” to the client that a certain amount will be realized by the client upon the sale of the assets or inventory based on contractually defined terms in the auction or liquidation contract. We bear the risk of loss under the purchase and guarantee structures of auction and liquidation contracts. If the amount realized from the sale or disposition of assets, net of direct operating expenses, does not equal or exceed the purchase price (in purchase transaction), we will recognize a loss on the engagement, or should the amount realized, net of direct operating expenses, not equal or exceed the “guarantee,” we are still required to pay the guaranteed amount to the client.

We could incur losses in connection with outright purchase transactions in which we engage as part of our auction and liquidation solutions business.

When we conduct an asset disposition or liquidation on an outright purchase basis, we purchase from the client the assets or inventory to be sold or liquidated and therefore, we hold title to any assets or inventory that we are not able to sell. In other situations, we may acquire assets from our clients if we believe that we can identify a potential buyer and sell the assets at a premium to the price paid. We store these unsold or acquired assets and inventory until they can be sold or, alternatively, transported to the site of a liquidation of comparable assets or inventory that we are conducting. If we are forced to sell these assets for less than we paid, or are required to transport and store assets multiple times, the related expenses could have a material adverse effect on our results of operations.

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We depend on financial institutions as primary clients for our valuation and appraisal business. Consequently, the loss of any financial institutions as clients may have an adverse impact on our business.

A majority of the revenue from our valuation and appraisal business is derived from engagements by financial institutions. As a result, any loss of financial institutions as clients of our valuation and advisory services, whether due to changing preferences in service providers, failures of financial institutions or mergers and consolidations within the finance industry, could significantly reduce the number of existing, repeat and potential clients, thereby adversely affecting our revenues. In addition, any larger financial institutions that result from mergers or consolidations in the financial services industry could have greater leverage in negotiating terms of engagements with us, or could decide to internally perform some or all of the valuation and appraisal services which we currently provide to one of the constituent institutions involved in the merger or consolidation or which we could provide in the future. Any of these developments could have a material adverse effect on our valuation and appraisal business.

We may face liability or harm to our reputation as a result of a claim that we provided an inaccurate appraisal or valuation and our insurance coverage may not be sufficient to cover the liability.

We could face liability in connection with a claim by a client that we provided an inaccurate appraisal or valuation on which the client relied. Any claim of this type, whether with or without merit, could result in costly litigation, which could divert management’s attention and company resources and harm our reputation. Furthermore, if we are found to be liable, we may be required to pay damages. While our appraisals and valuations are typically provided only for the benefit of our clients, if a third party relies on an appraisal or valuation and suffers harm as a result, we may become subject to a legal claim, even if the claim is without merit. We carry insurance for liability resulting from errors or omissions in connection with our appraisals and valuations; however, the coverage may not be sufficient if we are found to be liable in connection with a claim by a client or third party.

We could be forced to mark down the value of certain assets acquired in connection with outright purchase transactions.

In most instances, inventory is reported on the balance sheet at its historical cost; however, according to U.S. Generally Accepted Accounting Principles, inventory whose historical cost exceeds its market value should be valued conservatively, which dictates a lower value should apply. Accordingly, should the replacement cost (due to technological obsolescence or otherwise), or the net realizable value of any inventory we hold be less than the cost paid to acquire such inventory (purchase price), we will be required to “mark down” the value of such inventory held. If the value of any inventory held on our balance sheet, including, but not limited to, oil rigs and other equipment related to the oil exploration business and airplane parts, is required to be written down, such write down could have a material adverse effect on our financial position and results of operations.

We operate in highly competitive industries. Some of our competitors may have certain competitive advantages, which may cause us to be unable to effectively compete with or gain market share from our competitors.

We face competition with respect to all of our service areas. The level of competition depends on the particular service area and category of assets being liquidated or appraised. We compete with other companies and investment banks to help clients with their corporate finance and capital needs. In addition, we compete with companies and online services in the bidding for assets and inventory to be liquidated. The demand for online solutions continues to grow and our online competitors include other e-commerce providers, auction websites such as eBay, as well as government agencies and traditional liquidators and auctioneers that have created websites to further enhance their product offerings and more efficiently liquidate assets. We expect the market to become even more competitive as the demand for such services continues to increase and traditional and online liquidators and auctioneers continue to develop online and offline services for disposition, redeployment and remarketing of wholesale surplus and salvage assets. In addition, manufacturers, retailers and government agencies may decide to create their own websites to sell their own surplus assets and inventory and those of third parties.

We also compete with other providers of valuation and advisory services. Competitive pressures within the valuation and appraisal services market, including a decrease in the number of engagements and/or a decrease in the fees which can be charged for these services, could affect revenues from our valuation and appraisal services as well as our ability to engage new or repeat clients. We believe that given the relatively low barriers to entry in the valuation and appraisal services market, this market may become more competitive as the demand for such services increases.

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Some of our competitors may be able to devote greater financial resources to marketing and promotional campaigns, secure merchandise from sellers on more favorable terms, adopt more aggressive pricing or inventory availability policies and devote more resources to website and systems development than we are able to do. Any inability on our part to effectively compete could have a material adverse effect on our financial condition, growth potential and results of operations.

We compete with specialized investment banks to provide financial and investment banking services to small and middle-market companies. Middle-market investment banks provide access to capital and strategic advice to small and middle-market companies in our target industries. We compete with those investment banks on the basis of a number of factors, including client relationships, reputation, the abilities of our professionals, transaction execution, innovation, price, market focus and the relative quality of our products and services. We have experienced intense competition over obtaining advisory mandates in recent years, and we may experience pricing pressures in our investment banking business in the future as some of our competitors seek to obtain increased market share by reducing fees. Competition in the middle-market may further intensify if larger Wall Street investment banks expand their focus to this sector of the market. Increased competition could reduce our market share from investment banking services and our ability to generate fees at historical levels.

We also face increased competition due to a trend toward consolidation. In recent years, there has been substantial consolidation and convergence among companies in the financial services industry. This trend was amplified in connection with the unprecedented disruption and volatility in the financial markets during the past several years, and, as a result, a number of financial services companies have merged, been acquired or have fundamentally changed their respective business models. Many of these firms may have the ability to support investment banking, including financial advisory services, with commercial banking, insurance and other financial services in an effort to gain market share, which could result in pricing pressure in our businesses.

If we are unable to attract and retain qualified personnel, we may not be able to compete successfully in our industry.

Our future success depends to a significant degree upon the continued contributions of senior management and the ability to attract and retain other highly qualified management personnel. We face competition for management from other companies and organizations; therefore, we may not be able to retain our existing personnel or fill new positions or vacancies created by expansion or turnover at existing compensation levels. Although we have entered into employment agreements with key members of the senior management team, there can be no assurances such key individuals will remain with us. The loss of any of our executive officers or other key management personnel would disrupt our operations and divert the time and attention of our remaining officers and management personnel which could have an adverse effect on our results of operations and potential for growth.

We also face competition for highly skilled employees with experience in our industry, which requires a unique knowledge base. We may be unable to recruit or retain other existing technical, sales and client support personnel that are critical to our ability to execute our business plan.

We frequently use borrowings under credit facilities in connection with our guaranty engagements, in which we guarantee a minimum recovery to the client, and outright purchase transactions.

In engagements where we operate on a guaranty or purchase basis, we are typically required to make an upfront payment to the client. If the upfront payment is less than 100% of the guarantee or the purchase price in a “purchase” transaction, we may be required to make successive cash payments until the guarantee is met or we may issue a letter of credit in favor of the client. Depending on the size and structure of the engagement, we may borrow under our credit facilities and may be required to issue a letter of credit in favor of the client for these additional amounts. If we lose any availability under our credit facilities, are unable to borrow under credit facilities and/or issue letters of credit in favor of clients, or borrow under credit facilities and/or issue letters of credit on commercially reasonable terms, we may be unable to pursue large liquidation and disposition engagements, engage in multiple concurrent engagements, pursue new engagements or expand our operations. We are required to obtain approval from the lenders under our existing credit facilities prior to making any borrowings thereunder in connection with a particular engagement. Any inability to borrow under our credit facilities, or enter into one or more other credit facilities on commercially reasonable terms may have a material adverse effect on our financial condition, results of operations and growth.

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Defaults under our credit agreements could have an adverse impact on our ability to finance potential engagements.

The terms of our credit agreements contain a number of events of default. Should we default under any of our credit agreements in the future, lenders may take any or all remedial actions set forth in such credit agreement, including, but not limited to, accelerating payment and/or charging us a default rate of interest on all outstanding amounts, refusing to make any further advances or issue letters of credit, or terminating the line of credit. As a result of our reliance on lines of credit and letters of credit, any default under a credit agreement, or remedial actions pursued by lenders following any default under a credit agreement, may require us to immediately repay all outstanding amounts, which may preclude us from pursuing new liquidation and disposition engagements and may increase our cost of capital, each of which may have a material adverse effect on our financial condition and results of operations.

If we cannot meet our future capital requirements, we may be unable to develop and enhance our services, take advantage of business opportunities and respond to competitive pressures.

We may need to raise additional funds in the future to grow our business internally, invest in new businesses, expand through acquisitions, enhance our current services or respond to changes in our target markets. If we raise additional capital through the sale of equity or equity derivative securities, the issuance of these securities could result in dilution to our existing stockholders. If additional funds are raised through the issuance of debt securities, the terms of that debt could impose additional restrictions on our operations or harm our financial condition. Additional financing may be unavailable on acceptable terms.

We are subject to net capital and other regulatory capital requirements; failure to comply with these rules would significantly harm our business.

B. Riley & Co., LLC, our broker-dealer subsidiary, is subject to the net capital requirements of the SEC, FINRA, and various self-regulatory organizations of which it is a member. These requirements typically specify the minimum level of net capital a broker-dealer must maintain and also mandate that a significant part of its assets be kept in relatively liquid form. Failure to maintain the required net capital may subject a firm to limitation of its activities, including suspension or revocation of its registration by the SEC and suspension or expulsion by FINRA and other regulatory bodies, and ultimately may require its liquidation. Failure to comply with the net capital rules could have material and adverse consequences, such as:

•	limiting our operations that require intensive use of capital, such as underwriting or trading activities; or

•	restricting us from withdrawing capital from our subsidiaries, when our broker-dealer subsidiary has more than the minimum amount of required capital. This, in turn, could limit our ability to implement our business and growth strategies, pay interest on and repay the principal of our debt and/or repurchase our shares.

In addition, a change in the net capital rules or the imposition of new rules affecting the scope, coverage, calculation, or amount of net capital requirements, or a significant operating loss or any large charge against net capital, could have similar adverse effects.

Furthermore, B. Riley & Co., LLC is subject to laws that authorize regulatory bodies to block or reduce the flow of funds from it to B. Riley Financial, Inc. As a holding company, B. Riley Financial, Inc. depends on dividends, distributions and other payments from its subsidiaries to fund dividend payments, if any, and to fund all payments on its obligations, including debt obligations. As a result, regulatory actions could impede access to funds that B. Riley Financial, Inc. needs to make payments on obligations, including debt obligations, or dividend payments. In addition, because B. Riley Financial, Inc. holds equity interests in the firm’s subsidiaries, its rights as an equity holder to the assets of these subsidiaries may not materialize, if at all, until the claims of the creditors of these subsidiaries are first satisfied.

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We may incur losses as a result of ineffective risk management processes and strategies.

We seek to monitor and control our risk exposure through operational and compliance reporting systems, internal controls, management review processes and other mechanisms. Our investing and trading processes seek to balance our ability to profit from investment and trading positions with our exposure to potential losses. While we employ limits and other risk mitigation techniques, those techniques and the judgments that accompany their application cannot anticipate economic and financial outcomes or the specifics and timing of such outcomes. Thus, we may, in the course of our investment and trading activities, incur losses, which may be significant.

In addition, we are investing our own capital in our funds and funds of funds as well as principal investing activities, and limitations on our ability to withdraw some or all of our investments in these funds or liquidate our investment positions, whether for legal, reputational, illiquidity or other reasons, may make it more difficult for us to control the risk exposures relating to these investments.

Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risks.

Our risk management strategies and techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk. We seek to manage, monitor and control our operational, legal and regulatory risk through operational and compliance reporting systems, internal controls, management review processes and other mechanisms; however, there can be no assurance that our procedures will be fully effective. Further, our risk management methods may not effectively predict future risk exposures, which could be significantly greater than the historical measures indicate. In addition, some of our risk management methods are based on an evaluation of information regarding markets, clients and other matters that are based on assumptions that may no longer be accurate. A failure to adequately manage our growth, or to effectively manage our risk, could materially and adversely affect our business and financial condition.

We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure, and breach of contract or other reasons. We are also subject to the risk that our rights against third parties may not be enforceable in all circumstances. As an introducing broker, we could be held responsible for the defaults or misconduct of our customers. These may present credit concerns, and default risks may arise from events or circumstances that are difficult to detect, foresee or reasonably guard against. In addition, concerns about, or a default by, one institution could lead to significant liquidity problems, losses or defaults by other institutions, which in turn could adversely affect us. If any of the variety of instruments, processes and strategies we utilize to manage our exposure to various types of risk are not effective, we may incur losses.

Our common stock price may fluctuate substantially, and your investment could suffer a decline in value.

The market price of our common stock may be volatile and could fluctuate substantially due to many factors, including, among other things:

•	actual or anticipated fluctuations in our results of operations;

•	announcements of significant contracts and transactions by us or our competitors;

•	sale of common stock or other securities in the future;

•	the trading volume of our common stock;

•	changes in our pricing policies or the pricing policies of our competitors; and

•	general economic conditions.

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In addition, the stock market in general and the market for shares traded on the OTCBB in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market factors may materially harm the market price of our common stock, regardless of our operating performance.

There is a limited market for our common shares and the trading price of our common shares is subject to volatility.

Our common shares began trading on the OTCBB in August 2009, following the completion of the AAMAC Acquisition (as described in the Business, Corporate Overview, General section below). The trading market for our common shares is limited and an active trading market may not develop. Selling our common shares may be difficult because the limited trading market for our shares on the OTCBB could result in lower prices and larger spreads in the bid and ask prices of our shares, as well as lower trading volume.

Our certificate of incorporation authorizes our board of directors to issue new series of preferred stock that may have the effect of delaying or preventing a change of control, which could adversely affect the value of your shares.

Our certificate of incorporation, as amended, provides that our board of directors will be authorized to issue from time to time, without further stockholder approval, up to 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series. Such shares of preferred stock could have preferences over our common stock with respect to dividends and liquidation rights. We may issue additional preferred stock in ways which may delay, defer or prevent a change of control of our company without further action by our stockholders. Such shares of preferred stock may be issued with voting rights that may adversely affect the voting power of the holders of our common stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights.

Anti-takeover provisions under our charter documents and Delaware law could delay or prevent a change of control and could also limit the market price of our stock.

Our certificate of incorporation, as amended, and our bylaws, as amended, contain provisions that could delay or prevent a change of control of our company or changes in our board of directors that our stockholders might consider favorable. For example, while such structure is currently in the process of being phased out by 2017 following amendments adopted in October 2014, our certificate of incorporation and bylaws historically provided that our board of directors is classified into three classes of directors, with each class elected at a separate election. Until such phase-out is complete, the existence of a staggered board could delay or prevent a potential acquirer from obtaining majority control of our board, and thus defer potential acquisitions. We are also governed by the provisions of Section 203 of the Delaware General Corporate Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These and other provisions in our certificate of incorporation, our bylaws and Delaware law could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by the then-current board of directors, including delaying or impeding a merger, tender offer, or proxy contest or other change of control transaction involving our company. Any delay or prevention of a change of control transaction or changes in our board of directors could prevent the consummation of a transaction in which our stockholders could receive a substantial premium over the then current market price for their shares.

We may incur significant loss of revenues from European operations or other challenges in connection with the restructuring and reduction of our European operations.

As a result of the strategic review of our operations we conducted in connection with our acquisition of BRC, we implemented cost savings measures in the third quarter of 2014 that resulted in a reduction in corporate overhead and the restructuring of our operations in Europe, including a reduction in force for some of our corporate employees and a significant number of our employees in the United Kingdom. In connection with such strategic review, we also restructured our UK appraisal business whereby we entered into a joint marketing and strategic alliance with an entity owned and controlled by our former UK appraisal senior management. As a result of such restructuring and reductions in force, revenues from our operations in Europe are expected to significantly decrease in the future.

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Our ability to use net loss carryovers to reduce our taxable income may be limited.

As a result of the common stock offering that was completed on June 5, 2014, the Company had a more than 50% ownership shift in accordance with Internal Revenue Code Section 382. Accordingly, the Company may be limited to the amount of net operating loss that may be utilized in future taxable years depending on the Company’s actual taxable income. As of September 30, 2014, the Company believes that the net operating loss that existed as of the more than 50% ownership shift will be utilized in future tax periods and it is more-likely-than-not that future taxable earnings will be sufficient to realize its deferred tax assets and has not provided an allowance. However, to the extent that the Company is unable to utilize such net operating loss, it may have a material adverse effect on our financial condition and results of operations.

Financial services firms have been subject to increased scrutiny over the last several years, increasing the risk of financial liability and reputational harm resulting from adverse regulatory actions.

Firms in the financial services industry have been operating in a difficult regulatory environment which we expect will become even more stringent in light of recent well-publicized failures of regulators to detect and prevent fraud. The industry has experienced increased scrutiny from a variety of regulators, including the SEC, the NYSE, FINRA and state attorneys general. Penalties and fines sought by regulatory authorities have increased substantially over the last several years. This regulatory and enforcement environment has created uncertainty with respect to a number of transactions that had historically been entered into by financial services firms and that were generally believed to be permissible and appropriate. We may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. Each of the regulatory bodies with jurisdiction over us has regulatory powers dealing with many aspects of financial services, including, but not limited to, the authority to fine us and to grant, cancel, restrict or otherwise impose conditions on the right to carry on particular businesses. For example, a failure to comply with the obligations imposed by the Exchange Act on broker-dealers and the Investment Advisers Act of 1940 on investment advisers, including record-keeping, advertising and operating requirements, disclosure obligations and prohibitions on fraudulent activities, or by the Investment Company Act of 1940, could result in investigations, sanctions and reputational damage. We also may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other U.S. or foreign governmental regulatory authorities or FINRA or other self-regulatory organizations that supervise the financial markets. Substantial legal liability or significant regulatory action against us could have adverse financial effects on us or cause reputational harm to us, which could harm our business prospects.

In addition, financial services firms are subject to numerous conflicts of interests or perceived conflicts. The SEC and other federal and state regulators have increased their scrutiny of potential conflicts of interest. We have adopted various policies, controls and procedures to address or limit actual or perceived conflicts and regularly review and update our policies, controls and procedures. However, appropriately addressing conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to appropriately address conflicts of interest. Our policies and procedures to address or limit actual or perceived conflicts may also result in increased costs and additional operational personnel. Failure to adhere to these policies and procedures may result in regulatory sanctions or litigation against us. For example, the research operations of investment banks have been and remain the subject of heightened regulatory scrutiny which has led to increased restrictions on the interaction between equity research analysts and investment banking professionals at securities firms. Several securities firms in the U.S. reached a global settlement in 2003 and 2004 with certain federal and state securities regulators and self-regulatory organizations to resolve investigations into the alleged conflicts of interest of research analysts, which resulted in rules that have imposed additional costs and limitations on the conduct of our business.

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Asset management businesses have experienced a number of highly publicized regulatory inquiries which have resulted in increased scrutiny within the industry and new rules and regulations for mutual funds, investment advisors and broker-dealers. We are registered as an investment advisor with the SEC and the regulatory scrutiny and rulemaking initiatives may result in an increase in operational and compliance costs or the assessment of significant fines or penalties against our asset management business, and may otherwise limit our ability to engage in certain activities. In addition, the SEC staff has conducted studies with respect to soft dollar practices in the brokerage and asset management industries and proposed interpretive guidance regarding the scope of permitted brokerage and research services in connection with soft dollar practices. The SEC staff has indicated that it is considering additional rulemaking in this and other areas, and we cannot predict the effect that additional rulemaking may have on our asset management or brokerage business or whether it will be adverse to us. In addition, Congress is currently considering imposing new requirements on entities that securitize assets, which could affect our credit activities. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become law. Compliance with any new laws or regulations could make compliance more difficult and expensive and affect the manner in which we conduct business.

Recently enacted financial reforms and related regulations may negatively affect our business activities, financial position and profitability.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act) institutes a wide range of reforms that will impact financial services firms and requires significant rule-making. In addition, the legislation mandates multiple studies, which could result in additional legislative or regulatory action. For example, in January 2011 the SEC released its mandated study on the effectiveness of current legal and regulatory standards for broker-dealers and investment advisers, which may result in the imposition of fiduciary duties on broker-dealers. The legislation and regulation of financial institutions, both domestically and internationally, include calls to increase capital and liquidity requirements; limit the size and types of the activities permitted; and increase taxes on some institutions. FINRA’s oversight over broker-dealers and investment advisors may be expanded, and new regulations on having investment banking and securities analyst functions in the same firm may be created. Many of the provisions of the Dodd-Frank Act are subject to further rule making procedures and studies and will take effect over several years. As a result, we cannot assess the impact of these new legislative and regulatory changes on our business at the present time. However, these legislative and regulatory changes could affect our revenue, limit our ability to pursue business opportunities, impact the value of assets that we hold, require us to change certain of our business practices, impose additional costs on us, or otherwise adversely affect our businesses. If we do not comply with current or future legislation and regulations that apply to our operations, we may be subject to fines, penalties or material restrictions on our businesses in the jurisdiction where the violation occurred. Accordingly, such new legislation or regulation could have an adverse effect on our business, results of operations, cash flows or financial condition.

Our failure to deal appropriately with conflicts of interest could damage our reputation and adversely affect our business.

As we have expanded the number and scope of our businesses, we increasingly confront potential conflicts of interest relating to our and our funds’ and clients’ investment and other activities. Certain of our funds have overlapping investment objectives, including funds which have different fee structures, and potential conflicts may arise with respect to our decisions regarding how to allocate investment opportunities among ourselves and those funds. For example, a decision to acquire material non-public information about a company while pursuing an investment opportunity for a particular fund gives rise to a potential conflict of interest when it results in our having to restrict the ability of the Company or other funds to take any action.

In addition, there may be conflicts of interest regarding investment decisions for funds in which our officers, directors and employees, who have made and may continue to make significant personal investments in a variety of funds, are personally invested. Similarly, conflicts of interest may exist or develop regarding decisions about the allocation of specific investment opportunities between the Company and the funds.

We also have potential conflicts of interest with our investment banking and institutional clients including situations where our services to a particular client or our own proprietary or fund investments or interests conflict or are perceived to conflict with a client. It is possible that potential or perceived conflicts could give rise to investor or client dissatisfaction or litigation or regulatory enforcement actions. Appropriately dealing with conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential or actual conflicts of interest. Regulatory scrutiny of, or litigation in connection with, conflicts of interest would have a material adverse effect on our reputation, which would materially adversely affect our business in a number of ways, including as a result of redemptions by our investors from our hedge funds, an inability to raise additional funds and a reluctance of counterparties to do business with us.

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Our exposure to legal liability is significant, and could lead to substantial damages.

We face significant legal risks in our businesses. These risks include potential liability under securities laws and regulations in connection with our capital markets, asset management and other businesses. The volume and amount of damages claimed in litigation, arbitrations, regulatory enforcement actions and other adversarial proceedings against financial services firms have increased in recent years. We also are subject to claims from disputes with our employees and our former employees under various circumstances. Risks associated with legal liability often are difficult to assess or quantify and their existence and magnitude can remain unknown for significant periods of time, making the amount of legal reserves related to these legal liabilities difficult to determine and subject to future revision. Legal or regulatory matters involving our directors, officers or employees in their individual capacities also may create exposure for us because we may be obligated or may choose to indemnify the affected individuals against liabilities and expenses they incur in connection with such matters to the extent permitted under applicable law. In addition, like other financial services companies, we may face the possibility of employee fraud or misconduct. The precautions we take to prevent and detect this activity may not be effective in all cases and there can be no assurance that we will be able to deter or prevent fraud or misconduct. Exposures from and expenses incurred related to any of the foregoing actions or proceedings could have a negative impact on our results of operations and financial condition. In addition, future results of operations could be adversely affected if reserves relating to these legal liabilities are required to be increased or legal proceedings are resolved in excess of established reserves.

Misconduct by our employees or by the employees of our business partners could harm us and is difficult to detect and prevent.

There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur at our firm. For example, misconduct could involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. It is not always possible to deter misconduct and the precautions we take to detect and prevent this activity may not be effective in all cases. Our ability to detect and prevent misconduct by entities with whom we do business may be even more limited. We may suffer reputational harm for any misconduct by our employees or those entities with whom we do business.

We may not pay dividends regularly or at all in the future.

Prior to the declaration of a dividend by our Board of Directions on October 29, 2014, we historically have not paid dividends on shares of our capital stock. Our Board of Directors may reduce or discontinue dividends at any time for any reason it deems relevant and there can be no assurances that we will continue to generate sufficient cash to pay dividends, or that we will continue to pay dividends with the cash that we do generate. The determination regarding the payment of dividends is subject to the discretion of our Board of Directors, and there can be no assurances that we will continue to generate sufficient cash to pay dividends, or that we will pay dividends in future periods.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. In some cases, you can identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “will,” “would” or the negative of these terms or other comparable terminology. Factors that could cause actual results to differ materially from those currently anticipated include those set forth in the section titled “Risk Factors.”

We operate in a very competitive and rapidly-changing environment and new risks emerge from time to time. As a result, it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The forward-looking statements included in this prospectus speak only as of the date hereof, and except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

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SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of up to an aggregate of 14,480,812 shares of our common stock, of which 10,289,300 shares of our common stock were issued and sold to certain of the selling stockholders in the Private Placement and 4,191,512 shares of our common stock were issued to certain of the selling stockholders pursuant to the Acquisition Agreement.

Pursuant to the Registration Rights Agreement entered into in connection with, and at the closing of transaction contemplated by, the Private Placement (Registration Rights Agreement), we have filed with the Securities and Exchange Commission (SEC) the registration statement of which this prospectus forms a part under the Securities Act of 1933, as amended (Securities Act), in order to register such resales of our common stock. We have also agreed to cause this registration statement to become effective and to keep such registration statement effective within and for the time periods set forth in the Registration Rights Agreement.

The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered in this Offering” in the table below. The table below has been prepared based upon information furnished to us by the selling stockholders as of the dates represented in the footnotes accompanying the table. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly and as required.

We have been advised, as noted in the footnotes in the table below, that none of the selling stockholders is a broker-dealer and that certain of the selling stockholders are affiliates of a broker-dealer and/or underwriter. Those selling stockholders have informed us that they bought or acquired, as applicable, our securities in the ordinary course of business, and that none of these selling stockholders had, at the time of their purchase or acquisition, as applicable, of our securities, any agreements or understandings, directly or indirectly, with any person to distribute such securities. Nonetheless, as noted in the footnotes in the table below, certain of the selling stockholders have sold or otherwise disposed of some or all of our securities purchased pursuant to the Private Placement.

The following table and footnote disclosure following the table sets forth the name of each selling stockholder, the nature of any position, office or other material relationship, if any, that the selling stockholder has had within the past three years with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by the selling stockholder before this offering. The number of shares reflected are those beneficially owned, as determined under applicable rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under applicable SEC rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days after August 29, 2014 through the exercise of any option, warrant or right or through the conversion of any convertible security. Unless otherwise indicated in the footnotes to the table below and subject to community property laws where applicable, we believe, based on information furnished to us, that each of the selling stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

We have assumed that all shares of common stock reflected in the table as being offered in the offering covered by this prospectus will be sold from time to time in this offering. We cannot provide an estimate as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering covered by this prospectus because the selling stockholders may offer some, all or none of their shares of common stock being offered in the offering.

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Selling Stockholder	Broker-dealer / Broker-dealer Affiliate	Footnote, if any	Shares of Common Stock Beneficially Owned Before This Offering	Percentage of Outstanding Common Stock Beneficially Owned Before This Offering (1)	Shares of Common Stock Being Offered in This Offering	Shares of Common Stock Beneficially Owned upon Completion of This Offering (2)	Percentage of Outstanding Common Stock Beneficially Owned upon Completion of This Offering (1)(2)
Investor in the Private Placement (3)
Middleton International Limited		(4)	1,315,400	8.23%	1,315,400	0	*
The Liverpool Limited Partnership		(5)	684,600	4.28%	684,600	0	*
Lloyd I. Miller, III		(6)	818,279	5.12%	600,000	218,279	1.37%
Lloyd I. Miller Trust A-4		(7)	718,279	4.49%	500,000	218,279	1.37%
MILFAM II L.P.		(8)	818,279	5.12%	600,000	218,279	1.37%
Susan F. Miller		(9)	418,279	2.62%	200,000	218,279	1.37%
Marli B. Miller Managed Custody		(10)	100,000	*	100,000	0	*
DJ Investments LLC: Series E	§	(11)	2,000,000	12.51%	2,000,000	0	*
Nokomis Capital Master Fund, L.P.		(12)	1,129,724	7.07%	1,129,724	0	*
Moussescapade, L.P.		(13)	70,276	*	70,276	0	*
Dialectic Antithesis Partners, LP		(14)	325,149	2.03%	325,149	0	*
Dialectic Capital Partners, LP		(15)	133,890	*	133,890	0	*
Dialectic Offshore, Ltd.		(16)	340,961	2.13%	340,961	0	*
Anthony Tang			600,000	3.75%	600,000	0	*
The Robert & Patti Antin Living Trust		(17)	200,000	1.25%	200,000	0	*
Robert Antin Children Irrevocable Trust Dtd 1/1/01	§§	(18)	200,000	1.25%	200,000	0	*
Riley Family Trust dtd 6/20/89 modified 4/29/94, 8/31/2000 and 1/25/07		(19)	200,000	1.25%	200,000	0	*
Robert D’Agostino			75,000	*	75,000	0	*
Andrew and Dana Gumaer as Trustees for The Gumaer Living Trust	§§§	(20)	600,000	3.75%	336,000	264,000	1.65%
Scott Keith Carpenter	§§§§	(21)	50,007	*	42,800	7,207	*
Phillip J. Ahn	§§§§	(22)	15,000	*	15,000	0	*
Lester Myron Friedman	§§§§	(23)	15,000	*	15,000	0	*
Harold J. Bordwin	§§§§	(23)	15,000	*	15,000	0	*
Hugh Hilton	§§§§§	(24)	10,000	*	10,000	0	*
Matthew J. Hart	§§§§§	(25)	12,521	*	10,000	2,521	*
Howard E. Weitzman	§§§§	(26)	2,500	*	2,500	0	*
HRSW Associates 401(k) Profit Sharing Plan	§§	(27)	7,500	*	7,500	0	*
Matthew Bordwin	§§§§	(23)	10,000	*	10,000	0	*
Mark P. Naughton	§§§§	(28)	5,000	*	5,000	0	*
NJC Inc. Defined Benefit Plan	§§	(29)	80,000	*	80,000	0	*
John J. Ahn	§§§§	(23)	68,800	*	68,800	0	*
Andrew Moore	§§§§	(23)	55,000	*	55,000	0	*
Mark A. Rice	§§§§	(23)	40,000	*	40,000	0	*
Richard Waks	§§§§	(23)	40,000	*	40,000	0	*
Kathleen Wilson Baker			40,000	*	40,000	0	*
Eric B. Rajewski	§§§§	(23)	26,000	*	26,000	0	*
Craig A. Ellis	§§§§	(23)	25,000	*	25,000	0	*
Jason Miller Buttles	§§§§	(23)	20,000	*	20,000	0	*
Knut Grevle	§§§§	(23)	20,000	*	20,000	0	*
Ryan J. Bernath	§§§§	(23)	20,000	*	20,000	0	*
Michael R. Crawford	§§§§	(30)	21,200	*	20,000	1,200	*
Jeffrey Van Sinderen	§§§§	(23)	20,000	*	20,000	0	*
Kenneth W. Tang	§§§§	(31)	15,000	*	12,000	3,000	*

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Selling Stockholder	Broker-dealer / Broker-dealer Affiliate	Footnote, if any	Shares of Common Stock Beneficially Owned Before This Offering	Percentage of Outstanding Common Stock Beneficially Owned Before This Offering (1)	Shares of Common Stock Being Offered in This Offering	Shares of Common Stock Beneficially Owned upon Completion of This Offering (2)	Percentage of Outstanding Common Stock Beneficially Owned upon Completion of This Offering (1)(2)
Gregory E. Presson and Patricia A. Presson	§§§§	(32)	10,000	*	10,000	0	*
Ian R. Corydon	§§§§	(23)	10,000	*	10,000	0	*
Michael C. Munck	§§§§	(23)	8,700	*	8,700	0	*
Millennium Trust Co., LLC Cust. FBO Nicholas John Capuano IRA	§§	(33)	6,000	*	6,000	0	*
Michael R. McCoy	§§§§	(23)	4,000	*	4,000	0	*
Michael Frank	§§§§	(23)	4,000	*	4,000	0	*
Robert Drust	§§§§	(23)	4,000	*	4,000	0	*
Allison Petchenick	§§§§	(34)	3,000	*	3,000	0	*
Michael J. Lowell	§§§§	(23)	3,000	*	3,000	0	*
Brian Yellen	§§§§	(35)	6,203	*	4,000	2,203	*
Christopher W. Ankley	§§§§	(23)	2,000	*	2,000	0	*
Acquirors pursuant to the Acquisition Agreement (36)
Bryant Riley	§§§§	(37)	3,753,285	23.47%	3,751,264	2,021	*
Thomas Kelleher	§§§§	(38)	440,248	2.75%	440,248	0	*

*	Less than 1%.
§	The selling stockholder may be deemed an affiliate of broker-dealers; certain of its members own an interest in broker-dealers.
§§	The trustee of the selling stockholder is an employee of the Company and may be deemed an affiliate of a broker-dealer.
§§§	The trustee of the selling stockholder is a member of the Board of Directors of the Company and may be deemed an affiliate of a broker-dealer.
§§§§	The selling stockholder is an employee of the Company and may be deemed an affiliate of a broker-dealer.
§§§§§	The selling stockholder is a member of the Board of Directors of the Company and may be deemed an affiliate of a broker-dealer.

(1)	Percentage ownership is based on a denominator equal to the sum of (i) 15,977,482 shares of our common stock outstanding as of August 29, 2014, and (ii) the number of shares of common stock issuable upon exercise or conversion of convertible securities beneficially owned by the applicable selling stockholder.
(2)	Assumes that all shares of common stock being registered under the registration statement of which this prospectus forms a part are sold in this offering, and that none of the selling stockholders acquire additional shares of our common stock after the date of this prospectus and prior to completion of this offering.
(3)	All information regarding investors in the Private Placement is provided as of August 29, 2014.
(4)	1,315,400 shares of our common stock were transferred from Elliott International, L.P. to Middleton International Limited pursuant to Stock Transfer Agreement, dated as of June 30, 2014.
(5)	684,600 shares of our common stock were transferred from Elliott Associates, L.P. to The Liverpool Limited Partnership pursuant to Stock Transfer Agreement, dated as of June 30, 2014.
(6)	Includes the following securities that are not being offered in this offering held by: Lloyd I. Miller Trust A-3, 2,496 shares of our common stock, Lloyd I. Miller Trust A-4, 76,780 shares of our common stock, Lloyd I. Miller Trust C, 6,750 shares of our common stock, Lloyd I. Miller Trust D, 2,649 shares of our common stock, Lloyd I. Miller, III, 17,125 shares of our common stock, LIMFAM LLC, 89,098 shares of our common stock, and MILFAM II L.P., 23,380 shares of our common stock.
(7)	Lloyd I. Miller, III, the manager of MILFAM LLC, the investment advisor to the selling stockholder, has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities. Includes the following securities that are not being offered in this offering held by: Lloyd I. Miller Trust A-3, 2,496 shares of our common stock, Lloyd I. Miller Trust A-4, 76,780 shares of our common stock, Lloyd I. Miller Trust C, 6,750 shares of our common stock, Lloyd I. Miller Trust D, 2,649 shares of our common stock, Lloyd I. Miller, III, 17,125 shares of our common stock, LIMFAM LLC, 89,098 shares of our common stock, and MILFAM II L.P., 23,380 shares of our common stock.

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(8)	Lloyd I. Miller, III, the manager of MILFAM LLC, the general partner of the selling stockholder, has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities. Includes the following securities that are not being offered in this offering held by: Lloyd I. Miller Trust A-3, 2,496 shares of our common stock, Lloyd I. Miller Trust A-4, 76,780 shares of our common stock, Lloyd I. Miller Trust C, 6,750 shares of our common stock, Lloyd I. Miller Trust D, 2,649 shares of our common stock, Lloyd I. Miller, III, 17,125 shares of our common stock, LIMFAM LLC, 89,098 shares of our common stock, and MILFAM II L.P., 23,380 shares of our common stock.
(9)	Lloyd I. Miller, III, the agent of the selling stockholder, has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities. Includes the following securities that are not being offered in this offering held by: Lloyd I. Miller Trust A-3, 2,496 shares of our common stock, Lloyd I. Miller Trust A-4, 76,780 shares of our common stock, Lloyd I. Miller Trust C, 6,750 shares of our common stock, Lloyd I. Miller Trust D, 2,649 shares of our common stock, Lloyd I. Miller, III, 17,125 shares of our common stock, LIMFAM LLC, 89,098 shares of our common stock, and MILFAM II L.P., 23,380 shares of our common stock.
(10)	Lloyd I. Miller, III, the agent of the selling stockholder, has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities.
(11)	Fred Goldman, the manager of the selling stockholder, has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities.
(12)	70,276 shares of our common stock were transferred from Nokomis Capital Master Fund, L.P. to Moussescapade, L.P. pursuant to a Stock Transfer Agreement, dated as of July 30, 2014. Brett Hendrickson, the portfolio manager of the selling stockholder, has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities.
(13)	70,276 shares of our common stock were transferred from Nokomis Capital Master Fund, L.P. to Moussescapade, L.P. pursuant to a Stock Transfer Agreement, dated as of July 30, 2014. Jean Hoysradt, the Vice President and Secretary of Moussescribe, which is the general partner of the selling stockholder, and Charles Heilbronn, the President of Moussescribe, which is the general partner of the selling stockholder, each has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities.
(14)	John A. Fichthorn, the managing member of the selling stockholder, has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities. Excludes 133,890 shares of our common stock held of record by Dialectic Capital Partners, LP and 340,961 shares of our common stock held of record by Dialectic Offshore, Ltd., each of which are also being offered in this offering.
(15)	John A. Fichthorn, the managing member of the selling stockholder, has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities. Excludes 325,149 shares of our common stock held of record by Dialectic Antithesis Partners, LP and 340,961 shares of our common stock held of record by Dialectic Offshore, Ltd., each of which are also being offered in this offering.
(16)	John A. Fichthorn, the director of the selling stockholder, has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities. Excludes 325,149 shares of our common stock held of record by Dialectic Antithesis Partners, LP and 133,890 shares of our common stock held of record by Dialectic Capital Partners, LP, each of which are also being offered in this offering.
(17)	Robert L. Antin, the trustee of the selling stockholder, has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities.
(18)	Bryant R. Riley, the trustee of the selling stockholder, currently serves as and has served since June 18, 2014, as the Chief Executive Officer and Chairman of the Board of the Company. Mr. Riley has also served as a member of the Board of Directors of the Company since 2009. Mr. Riley has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities.
(19)	Richard Riley, the trustee of the selling stockholder, has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities.
(20)	Andrew Gumaer, a trustee of the selling stockholder, currently serves as and has served since 2009 as an executive officer and a member of the Board of Directors of the Company. Mr. Gumaer and Dana Gumaer are each a trustee of the selling stockholder; each has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities. Includes the following securities that are not being offered in this offering: 264,000 shares of our common stock held of record by Andrew Gumaer.
(21)	The selling stockholder is an employee of the Company. Includes the following securities that are not being offered in this offering: 7,207 shares of our common stock held of record by the selling stockholder.
(22)	The selling stockholder currently serves as and has served since 2013 as the Chief Financial Officer and Chief Operating Officer of the Company.

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(23)	The selling stockholder is an employee of the Company.
(24)	The selling stockholder currently serves as and has served since 2009 as a member of the Board of Directors of the Company.
(25)	The selling stockholder currently serves as and has served since 2009 as a member of the Board of Directors of the Company. Includes the following securities that are not being offered in this offering: 2,521 shares of our common stock held of record by the selling stockholder.
(26)	The selling stockholder currently serves as and has served since 2009 as the Senior Vice President, Chief Accounting Officer of the Company.
(27)	Howard Weitzman, the trustee of the selling stockholder, currently serves as and has served since 2009 as the Senior Vice President, Chief Accounting Officer of the Company. Mr. Weitzman has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities.
(28)	The selling stockholder currently serves as and has served since 2009 as the Senior Vice President, General Counsel of the Company.
(29)	Norman J. Caris, the trustee of the selling stockholder, is an employee of the Company. Mr. Caris has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities.
(30)	The selling stockholder is an employee of the Company. Includes the following securities that are not being offered in this offering held by: Mike Crawford Rollover IRA, 350 shares of our common stock, Mike Crawford and Victoria F. Crawford JT TEN, 850 shares of our common stock.
(31)	The selling stockholder is an employee of the Company. Includes the following securities that are not being offered in this offering: 3,000 shares of our common stock held of record by the selling stockholder.
(32)	Gregory E. Presson, one of the selling stockholders, is an employee of the Company.
(33)	6,000 shares of our common stock were transferred from Nicholas John Capuano to Millennium Trust Co., LLC Cust. FBO Nicholas Capuano IRA, pursuant to a Stock Transfer Agreement, dated as of September 4, 2014. Nicholas J. Capuano, the trustee of the selling stockholder, is an employee of the Company. Mr. Capuano has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities.
(34)	The selling stockholder currently serves as and has served since 2006 as Chief Compliance Officer of B. Riley & Co., LLC, a division of the Company.
(35)	The selling stockholder currently serves as and has served since 2009 as an Executive Vice President of the Company. He is also the son of Harvey M. Yellen, who currently serves as and has served since 2009 as a member of the Board of Directors of the Company and who owned, from 2009 through the closing of the Private Placement, more than 5% of the Company. Includes the following securities that are not being offered in this offering: 2,203 shares of our common stock held of record by the selling stockholder.
(36)	All information regarding investors under the Acquisition Agreement is provided as of August 29, 2014.
(37)	The selling stockholder currently serves as and has served since June 18, 2014, the Chief Executive Officer and Chairman of the Board of the Company. The selling stockholder has also served as a member of the Board of Directors of the Company since 2009. Includes the following securities that are not being offered in this offering: 2,021 shares of our common stock held by the selling stockholder. Excludes 200,000 shares of our common stock held of record by Robert Antin Children Irrevocable Trust Dtd 1/1/01 which are also being offered in this offering.
(38)	The selling stockholder currently serves as and has served since 2006 as the Chief Executive Officer of B. Riley & Co., LLC and serves as and has served since 2014 as the Chief Executive Officer of B. Riley Capital Markets, LLC, each a division of the Company.

Other than as described in the above table and accompanying footnotes or as described below, (a) we have not made, and are not required to make, any potential payments regarding the Private Placement to any selling stockholder, any affiliate of a selling stockholder, or any person with whom any selling stockholder has a contractual relationship, and (b) other than in connection with the Private Placement, the selling stockholders have not had, and do not have, any material relationship with us except for their ownership of our common stock and other securities as set forth in the above table and related footnotes.

The investors in the Private Placement have ongoing registration rights pursuant to the terms of the Registration Rights Agreement relating to the securities issued and sold to them in the Private Placement.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock issued to the selling stockholders to permit the resale of these shares of common stock by the holders of the shares of common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with applicable FINRA rules.

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In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and if such short sale shall take place after the date that this registration statement is declared effective by the Securities and Exchange Commission, the selling stockholders may deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered pursuant to the registration statement of which this prospectus forms a part to cover short sales of our common stock made prior to the date the registration statement is declared effective by the SEC.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer or agents participating in the distribution of the shares of common stock offered hereby may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended (Exchange Act).

Each selling stockholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with in all respects.

Any selling stockholder may sell some, all or none of the shares of common stock to be registered pursuant to the registration statement of which this prospectus forms a part.

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Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any, and any legal expenses incurred by it. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock offered by this prospectus. We have agreed to bear the expenses (other than any underwriting discounts or selling commissions or any legal expenses incurred by each selling stockholder) in connection with the registration of the shares of our common stock being offered for resale hereunder by the selling stockholders.

DESCRIPTION OF SECURITIES

The following describes the material terms of our capital stock. The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, our Certificate of Incorporation and Bylaws, each as amended, which are incorporated by reference to the exhibits filed to the registration statement of which this prospectus forms a part. All of our stockholders are urged to read our Certificate of Incorporation and Bylaws, each as amended, carefully and in their entirety.

Authorized Capital Stock; Issued and Outstanding Capital Stock

On May 30, 2014, the Company filed a Certificate of Amendment to its Certificate of Incorporation (the Amendment) to effect a 1-for-20 reverse stock split of its common stock (the Reverse Stock Split), effective as of 12:01 a.m. Eastern Time on June 3, 2014 (the Effective Time). Pursuant to the Amendment, as of the Effective Time, every twenty shares of the Company’s pre-split common stock were automatically combined into one share of common stock. No fractional shares were issued as a result of the Reverse Stock Split, and holders of the Company’s common stock who otherwise would have been entitled to a fractional share received, in lieu thereof, a cash payment of $10.40 per share, which was the most recent closing price per share of the common stock on the Over-the-Counter Bulletin Board prior to the Effective Time (as adjusted for the Reverse Stock Split). The Amendment also increases our authorized common stock, par value $0.0001 per share, to 135,000,000 shares and authorizes 10,000,000 shares of preferred stock, par value $0.0001 per share.

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As of November 5, 2014, there are a total of 15,977,482 shares of our common stock issued and outstanding and 0 shares of preferred stock issued and outstanding.

Common Stock

All of the securities being offered pursuant to the registration statement of which this prospectus is a part are shares of our common stock. The holders of our common stock are entitled to one vote per share on all matters submitted to vote of our stockholders, including the election of directors. Holders of our common stock are not entitled to cumulate their votes for the election of directors. Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of our Board of Directors with respect to one or more series of our preferred stock, the entire voting power and all voting rights shall be vested exclusively in our common stock.

Holders of our common stock will not be entitled to receive dividends except if declared by our Board of Directors and will not be entitled to a liquidation preference in respect of their shares of common stock. Upon liquidation, dissolution or winding up of our company, the holders of our common stock will be entitled to receive pro rata all assets remaining for distribution to stockholders after the payment of all of our liabilities and of all preferential amounts to which any series of our preferred stock may be entitled.

Holders of our common stock will have no preemptive or subscription rights, and will have no rights to convert their common stock into any other securities. The common stock will not be subject to call or redemption.

None of the 14,480,812 shares of our common stock issued in the Private Placement or pursuant to the Acquisition Agreement, as applicable, and to be registered under the registration statement of which this prospectus is a part will be subject to restrictions on alienability in addition to those imposed by applicable securities laws following the sale thereof under this prospectus.

Preferred Stock

Our certificate of incorporation, as amended, provides that our board of directors will be authorized to issue from time to time, without further stockholder approval, up to 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series. Such shares of preferred stock could have preferences over our common stock with respect to dividends and liquidation rights. We may issue additional preferred stock in ways which may delay, defer or prevent a change of control of our company without further action by our stockholders. Such shares of preferred stock may be issued with voting rights that may adversely affect the voting power of the holders of our common stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights.

Anti-Takeover Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporate Law (DGCL) regulating corporate takeovers. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

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•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or after the date the business combination is approved by the board of directors, the business combination is authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any merger or consolidation involving the corporation or any majority-owned subsidiary and the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or by any majority-owned subsidiary of any stock of the corporation or of such subsidiary to the interested stockholder;

•	any transaction involving the corporation or any majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any majority-owned subsidiary.

In general, Section 203 defines “interested stockholder” to be any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons. A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. We have not opted out of this provision. Section 203 could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Our Certificate of Incorporation and our Bylaws, each as amended, contain provisions that could delay or prevent a change of control of our company or changes in our board of directors that our stockholders might consider favorable. For example, our Certificate of Incorporation and Bylaws provide that our board of directors is classified into three classes of directors, with each class elected at a separate election. The existence of a staggered board could delay or prevent a potential acquirer from obtaining majority control of our board, and thus defer potential acquisitions. We are also governed by the provisions of Section 203 of the Delaware General Corporate Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These and other provisions in our Certificate of Incorporation, our Bylaws and Delaware law could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by the then-current board of directors, including delaying or impeding a merger, tender offer, or proxy contest or other change of control transaction involving our company. Any delay or prevention of a change of control transaction or changes in our board of directors could prevent the consummation of a transaction in which our stockholders could receive a substantial premium over the then current market price for their shares.

Registration Rights Agreement

On June 5, 2014, we entered into the Registration Rights Agreement with the investors that participated in the Private Placement and certain parties to the Acquisition Agreement, and the shares of our common stock purchased or acquired by them, as applicable, became subject to the Registration Rights Agreement.

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Pursuant to the terms of the Registration Rights Agreement, the Company is obligated to file with the Securities and Exchange Commission, subject to certain conditions, one or more registration statements to register the Private Placement Shares and certain shares of common stock to be issued as Acquisition Consideration (as defined in the Acquisition Agreement) at the First Closing (the Acquisition Shares) for resale under the Securities Act and to maintain the effectiveness of all such registration statements until the earlier of five years after the First Closing or such time as the Private Placement Shares and Acquisition Shares registered thereunder have been sold or become eligible for sale without restriction under Rule 144 promulgated under the Securities Act.

The foregoing description of the Registration Rights Agreement does not purport to be complete, and is qualified in its entirety by the complete text of that agreement, which is incorporated by reference to the exhibits filed to the registration statement of which this prospectus forms a part.

Voting

Our Bylaws provide that at each meeting of stockholders at which a quorum is present, all corporate actions to be taken by vote of the stockholders (other than the election of directors) shall be authorized by the affirmative vote of the holders of a majority in voting power of the stock present in person or represented by proxy and entitled to vote on the subject matter, and where a separate vote by class or series is required, if a quorum of such class or series is present, such act shall be authorized by the affirmative vote of the holders of a majority in voting power of the stock of such class or series present in person or represented by proxy and entitled to vote on the subject matter. At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect each such director standing for election.

Transfer Agent

The transfer agent for our securities is Continental Stock Transfer and Trust Company, whose address is 17 Battery Place, 8th Floor, New York, New York 10004, and whose telephone number is (212) 509-4000.

Liability and Indemnification of Directors and Officers

Section 145 of the DGCL provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as us, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Certificate of Incorporation and Bylaws, each as amended, provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract.

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We also have director and officer indemnification agreements with each of our executive officers and directors that provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that such indemnitee shall not be entitled to indemnification in connection with any proceedings or claims initiated or brought voluntarily by the indemnitee and not by way of defense, unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by our Board of Directors, (iii) indemnification is provided by us, in our sole discretion, pursuant to powers vested in us under the DGCL, or (iv) the proceeding is brought to establish or enforce a right to indemnification under the indemnification agreement or any other statute or law or otherwise as required under Section 145 of the DGCL. We are not required to indemnify the indemnitee for any amounts paid in settlement of a proceeding unless we consent to such settlement.

Any repeal or modification of these provisions approved by our stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer existing as of the time of such repeal or modification.

We have purchased and intend to maintain insurance on our behalf and on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Market Price of and Dividends on OUR Common Stock
and Related Stockholder Matters

Market Information

Our common stock has traded on the OTCBB under the ticker symbol “RILY.” Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The trading market for our common shares is limited and an active trading market may not develop. Selling our common shares may be difficult because the limited trading market for our shares on the OTCBB could result in lower prices and larger spreads in the bid and ask prices of our shares, as well as lower trading volume. The following table sets forth the high and low closing sales prices for our common stock as reported by the OTCBB for the periods indicated. These prices do not include retail mark-ups, mark-downs or commissions.

	Low	High
2012:
Quarter Ended March 31, 2012	$2.20	$2.80
Quarter Ended June 30, 2012	$2.40	$7.80
Quarter Ended September 30, 2012	$7.00	$10.00
Quarter Ended December 31, 2012	$5.00	$9.00

2013:
Quarter Ended March 31, 2013	$6.00	$7.80
Quarter Ended June 30, 2013	$6.80	$9.80
Quarter Ended September 30, 2013	$5.40	$7.60
Quarter Ended December 31, 2013	$3.60	$6.00

2014:
Quarter Ended March 31, 2014	$5.00	$6.00
Quarter Ended June 30, 2014	$2.80	$11.00
Quarter Ended September 30, 2014	$6.01	$8.70
Period from October 1, 2014 to November 3, 2014	$7.45	$8.00

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Holders

As of August 29, 2014, there were 81 holders of record of our common stock. This number does not include beneficial owners holding shares through nominees or in “street” name.

Dividends

We have not paid any cash dividends since July 31, 2009 and anticipate that we will retain any available funds for use in the operation of our business. We do not currently intend to pay any cash dividends in the foreseeable future. Our board of directors will determine the payment of future cash dividends, if any. Certain of our current bank credit facilities restrict the payment of cash dividends and future borrowings may contain similar restrictions.

Shares Eligible for Future Sale

As of November 5, 2014, there were 15,977,482 shares of our common stock issued and outstanding, of which (i) 945,656 have been registered under the Securities Act and are freely tradable without restriction, (ii) 10,289,300 were issued and sold in the Private Placement and are being registered for resale pursuant to the registration statement of which this prospectus is a part, (iii) 4,191,512 were issued in connection with the acquisition of B. Riley & Co. Inc. (BRC), B. Riley & Co. Holdings, LLC (BRH) and Riley Investment Management LLC (collectively with BRC and BRH, the B. Riley Entities and such transactions, collectively, the Acquisition) pursuant to the Acquisition Agreement dated May 19, 2014 (the Acquisition Agreement) and are being registered for resale pursuant to the registration statement of which this prospectus is a part. All of the 10,289,300 shares of our common stock issued to investors in the Private Placement and the 4,191,512 shares of our common stock issued in connection with the Acquisition have been issued as restricted securities, and as such none of those shares can be publicly sold unless and until they become eligible for sale under Rule 144 promulgated under the Securities Act or they are registered for resale under an effective registration statement under the Securities Act. We are filing the registration statement of which this prospectus is a part to register for resale the 14,480,812 shares issued and sold in the Private Placement and provided as consideration in connection with the Acquisition.

As of November 5, 2014, there were (i)  no outstanding options to purchase any shares of our common stock, and (ii) no outstanding warrants to purchase any shares of our common stock.

Rule 144

Rule 144 promulgated under the Securities Act will generally permit the public sale of outstanding shares of our common stock that have been issued as restricted securities by the following persons and under the following circumstances commencing after the end of the 6-month period following May 19, 2014 (with respect to the Private Placement Shares) or June 20, 2014 (with respect to the Acquisition Shares):

•	any person that is not, and has not been for a period of at least 90 days, an affiliate of ours will be entitled to sell its restricted shares of our common stock freely and without restriction, provided that (i) such person has held its restricted shares of our common stock for at least 6 months, (ii) we are subject to the reporting obligations of the Exchange Act for at least 90 days prior to any such sale, and (iii) we remain compliant and current with our reporting obligations under the Exchange Act.

•	any of our affiliates, which includes our directors, executive officers and any other person in control of us, will be entitled to sell its restricted shares of our common stock provided that each of clause (i), (ii) and (iii) set forth above with respect to sales by non-affiliates is satisfied, and the following additional conditions are met: (a) any such sale is made in compliance with certain manner of sale provisions, (b) a Form 144 is filed with the SEC, and (c) any such sale complies with certain volume limitations, which generally limit the sale of shares within any three-month period to a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of our common stock and the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of the Form 144 with respect to such sale.

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Equity Compensation Plan

On August 19, 2009, the Company’s board of directors approved the 2009 Stock Incentive Plan (Incentive Plan) and on October 7, 2014, the stockholders of the Company approved an amendment to the Incentive Plan and there are reserved for issuance thereunder 3,210,133 shares, of which 3,200,000 shares remain available for issuance.

Registration Rights Agreement

On June 5, 2014, we entered into the Registration Rights Agreement with the investors that participated in the Private Placement and certain parties to the Acquisition Agreement, and the shares of our common stock purchased or acquired by them, as applicable, became subject to, the Registration Rights Agreement.

The foregoing description of the Registration Rights Agreement does not purport to be complete, and is qualified in its entirety by the complete text of that agreement, which is incorporated by reference to the exhibits filed to the registration statement of which this prospectus forms a part.

BUSINESS

Corporate Overview

General

We are a leading provider of asset disposition, valuation and appraisal, and real estate consulting services to a wide range of retail, wholesale and industrial clients, as well as lenders, capital providers, private equity investors and professional service firms throughout the United States, Canada and Europe. In addition, and as described in more detail below, on June 18, 2014, we completed the acquisition of B. Riley & Co., Inc. (BRC), a leading independent investment firm that provides corporate finance, research, sales and trading, and asset management services to corporate institutional and high net worth individuals throughout the U.S. We now operate our business in three segments: auction and liquidation solutions, valuation and appraisal services and capital markets services. The divisions in our auction and liquidation segment assist clients in maximizing return and recovery rates through the efficient disposition of assets and provide clients with financing and real estate services. Such assets include multi-location retail inventory, wholesale inventory, trade fixtures, machinery and equipment, intellectual property and real property. Our valuation and appraisal segment provides our clients with independent appraisals in connection with asset based loans, acquisitions, divestitures and other business needs. Our capital markets segment provides investment banking, corporate finance, research, sales and trading services to corporate, institutional and high net worth clients.

Our significant industry experience and network of highly skilled professional and independent contractors allow us to tailor our auction and liquidation solutions to the specific needs of a multitude of clients, logistical challenges and distressed circumstances. We have established appraisal and valuation methodologies and practices in a broad array of asset categories which have made us a recognized industry leader. With the addition of BRC in June 2014, our service platform has expanded to include investment banking, corporate finance, strategic advice, and capital raising solutions to our corporate clients. Furthermore, our scale and pool of resources allow us to offer our services in the United States, Canada and Europe.

B. Riley, together with our predecessors, has been in business since 1973. For over 40 years, B. Riley and its predecessors have provided retail, wholesale and industrial auction and liquidation solutions to clients. Past clients include Boeing, Apple Computers, Blockbuster Video, Borders Group, Circuit City, Comet, Fashion Bug, Friedman’s Jewelers, Orchard Supply Hardware, Mervyns, Tower Records, TJ Hughes, Promarkt, Eaton’s, Hancock Fabrics, Movie Gallery, Linens N Things, Kmart, Sears, Office Depot, Montgomery Ward, Whitehall Jewelers, Gottschalks, Fortunoff, and Orchard Supply Hardware. Since 1995, we have participated in liquidations involving over $25 billion in aggregate asset value and auctioned assets with an estimated aggregate value of over $6 billion.

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Our valuation and appraisal services division provides valuation and appraisal services to financial institutions, lenders, private equity investors and other providers of capital. These services primarily include the valuation of assets (i) for purposes of determining and monitoring the value of collateral securing financial transactions and loan arrangements and (ii) in connection with potential business combinations. Our valuation and appraisal services divisions operate through limited liability companies that are majority owned by us. Our clients include major financial institutions such as Bank of America, Credit Suisse, GE Capital, JPMorgan Chase, Union Bank of California, and Wells Fargo. Our clients also include private equity firms such as Apollo Management, Goldman Sachs Capital Partners, Laurus Funds, Sun Capital Partners and UBS Capital.

Our capital markets segment provides a full array of investment banking, corporate finance, research, sales and trading services to corporate, institutional and high net worth clients. BRC was founded in 1997, and has grown over the past 17 years into a full service investment bank with offices in Los Angeles, Newport Beach, San Francisco and New York. Our corporate finance and investment banking services include merger and acquisitions advisory to public and private companies, initial and secondary public offerings, and institutional private placements. We also provide financial advisory services rendered in connection with client mergers, acquisitions, restructurings, recapitalizations and other strategic transactions as well as market making services to public companies. We specialize in serving the needs of small- and mid-cap companies and the institutions which invest in them. Our professionals have significant experience in our core industry sectors which includes: Consumer Products; Retail; Apparel & Footwear; Internet; Auto, Marine, Trucking & Power Sports; Media, Entertainment, and Advertising; Technology, Telecommunications; Optical Components; Software & Business Services; Semiconductors; Special Situations; and Aerospace & Defense. In addition, we trade equity securities as a principal for our own account.

We were incorporated in Delaware in May 2009 as a subsidiary of AAMAC. On July 31, 2009, we closed an acquisition (AAMAC Acquisition), pursuant to which (i) the Great American Members contributed all of their membership interests in GAG, LLC to us in exchange for 528,000 shares of our common stock and a subordinated unsecured promissory note in an initial principal amount of $60.0 million issued in favor of the Great American Members and the Phantom Equityholders and (ii) AAMAC merged with and into Merger Sub, our wholly owned subsidiary. As a result of the AAMAC Acquisition, GAG, LLC and AAMAC became our wholly-owned subsidiaries. The AAMAC Acquisition has been accounted for as a reverse merger accompanied by a recapitalization as more fully described in Note 1 of our Consolidated Financial Statements.

Historically, revenues from our auction and liquidation segment vary significantly from quarter to quarter and have a significant impact on our operating results from period to period. These revenues have historically comprised a significant amount of our total revenues and operating profits. In addition, with the addition of BRC in June 2014 revenues from investment banking transactions in our capital markets segment will vary from quarter to quarter in the future and have an impact on our total revenues and operating profits.

Effective November 6, 2014 at 4:01 p.m. Eastern Standard Time, the Company changed its name from Great American Group, Inc. to B. Riley Financial, Inc. (the “Name Change”). The Name Change was effected pursuant to Section 253 of the Delaware General Corporation Law by merging a wholly-owned subsidiary of the Company with and into the Company, with the Company remaining as the surviving corporation in the merger (the “Merger”). In connection with the Merger, the Company amended Article One of the Company’s Certificate of Incorporation to change its corporate name to B. Riley Financial, Inc. pursuant to a Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware on November 4, 2014.

Also on November 6, 2014, the Bylaws of the Company were amended and restated to reflect the Name Change to B. Riley Financial, Inc.

The Merger and the Name Change will not affect the rights of the Company’s security holders. There will be no other changes to the Company’s Certificate of Incorporation or Bylaws in connection with the Merger and the Name Change.

In connection with the Merger and the Name Change, the Company changed its trading symbol on the Over-the-Counter Bulletin Board from “GAMR” to “RILY.” The new CUSIP number for the Company’s common stock following the Merger is 05580M 108.

Recent Business Developments

On May 4, 2012, we invested $0.1 million to acquire 44.4% of the common stock of Shoon Trading Limited (Shoon), a shoe retailer with operations in the United Kingdom. Shoon purchased the rights to operate the former Shoon internet business and ten retail stores that were in administration in the UK. As part of the investment, we also loaned Shoon approximately $1.3 million collateralized by retail inventory. The loan bore interest at an annual rate of LIBOR plus 6.0%, payable monthly and had a maturity date of May 3, 2014. We exercised our right to appoint the Chairman of Shoon. Together with our 44.4% ownership of the common stock of Shoon and control of the majority of the board of directors, we had a controlling interest in Shoon and therefore consolidated Shoon’s operating results with ours. In August 2013, the Shoon shareholder agreement was amended and restated to eliminate our control rights. As a result of this amendment, Shoon’s operating results are not consolidated with the Company’s for any periods after July 31, 2013. Accordingly we have consolidated the operations of Shoon and included the results of operations of Shoon from May 4, 2012, the date of investment, through July 31, 2013 in our consolidated statements of operations. Our operating results for periods subsequent to July 31, 2013, include the income (loss) from our 44.4% equity investment in the common stock of Shoon. On August 2, 2013, an additional loan in the amount of $0.8 million was extended to Shoon with a maturity date of August 3, 2015. This increased the outstanding principal from both loans to $1.4 million. Interest on the new loan was payable monthly at 6.5%. Both of the loans were collateralized by the inventory of Shoon. In January 2014, Shoon was sold to a third party and our loans to Shoon were repaid to us. As a result, we no longer have a financial interest in the operations of Shoon. Revenues from the operation of the Shoon stores in the UK were $5.2 million and the loss from operating these stores was $0.9 million for the six months ended June 30, 2013.

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In August 2012, we were engaged to participate in a joint venture involving the liquidation of inventory for the going-out-of-business sale of 568 stores of women’s clothing retailer Fashion Bug in the United States, a subsidiary of Ascena Retail Group, Inc. (Ascena). The joint venture provided Fashion Bug with a minimum guarantee of amounts to be realized from the liquidation of inventory. In connection with our portion of the guarantee, we provided a letter of credit to Fashion Bug in the amount of $6.7 million. In January 2013, the liquidation sale of inventory was completed and the amounts realized from the liquidation of inventory exceeded the minimum guarantee. In March 2013, the letter of credit provided to Fashion Bug was returned to us. During the year ended December 31, 2013, revenues from services and fees as a result of our participation in the joint venture were $8.1 million.

In July 2013, we were engaged to liquidate the inventory of eight Orchard Supply Hardware stores. In August 2013, our engagement was expanded to include the liquidation of an additional nine Orchard Supply Hardware stores. We provided a minimum guarantee of amounts to be realized from the liquidation of inventory for the first eight stores and additional nine stores. We completed the liquidation of the first eight stores in the third quarter of 2013 and the additional nine stores in October 2013.

On July 24, 2013, the lease purchase agreement for four oil rigs that were included in goods held for sale or auction at December 31, 2012 was amended to, among other things, eliminate the right of the lessor to return the oil rigs to us. This amendment to the lease purchase agreement resulted in a change in the accounting for the lease from an operating lease to a sales-type lease. As a result, we recorded revenues from sale of goods of $9.3 million and costs of goods sold of $7.4 million in accordance with the sales-type lease during the year ended December 31, 2013.

On March 19, 2014, the Company entered into a separate credit agreement (the UK Credit Agreement) with an affiliate of Wells Fargo Bank which provides for the financing of transactions in the UK. We are permitted to borrow up to £50 million under the UK Credit Agreement. The interest rate for borrowings under this credit agreement is, subject to certain terms and conditions, equal to the LIBOR plus a margin of 2.25% to 3.25% depending on the type of borrowings. Any borrowings on the UK Credit Agreement reduce the availability on the $100 million Wells Fargo asset based credit facility. The UK Credit Agreement is cross collateralized and integrated in certain respects with the $100 million Wells Fargo asset based credit facility.

During the second quarter of 2014, we initiated a strategic review of our operations taking into account the planned synergies with BRC. As a result of the strategic review, we are implementing cost savings measures that we expect will result in a reduction in corporate overhead and the restructuring of our operations in Europe. In the third quarter of 2014, we implemented a reduction in force for some of our corporate employees and a significant number of our employees in the United Kingdom. In connection with the strategic review, we also restructured our UK appraisal business whereby we entered into a joint marketing and strategic alliance with an entity owned and controlled by our former UK appraisal senior management. As a result of such reductions in force and restructuring, the Company anticipates a shift in its strategic focus from Europe which may result in a substantial reduction in revenues from European operations.

Private Placement and Strategic Combination

On June 5, 2014, we completed a private placement of 10,289,300 shares of our common stock at a purchase price of $5.00 per share (the Private Placement). 53 accredited investors (the Investors) participating in the Private Placement pursuant to the terms and provisions of a securities purchase agreement entered into on May 19, 2014, by and among us and the Investors. At the closing of the Private Placement on June 5, 2014, the Company received aggregate gross proceeds of approximately $51.4 million. On June 5, 2014, we used $30.2 million of the net proceeds from the Private Placement to repay long-term debt payable to Andrew Gumaer and Harvey Yellen, the two former Great American Members, both of whom were directors of the Company and executive officers of its affiliate. The $30.0 million principal payment and then outstanding accrued interest of $0.2 million retired the entire $48.8 million face amount of the long-term debt at a discount of $18.8 million. The discount of $18.8 million has been recorded as a capital contribution to additional paid in capital in our consolidated financial statements.

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On June 18, 2014, we completed the acquisition of BRC pursuant to the terms of the Acquisition Agreement (the Acquisition Agreement), dated as of May 19, 2014, by and among the Company, Darwin Merger Sub I, Inc., a wholly owned subsidiary of the Company, B. Riley Capital Markets, LLC, a wholly owned subsidiary of the Company (BCM), BRC, B. Riley & Co. Holdings, LLC (BRH), Riley Investment Management LLC (RIM, and collectively with BRC and BRH, the B. Riley Entities) and Bryant Riley, a director of the Company and principal owner of each of the B. Riley Entities. In connection with the Company’s acquisition of BRC, Darwin Merger Sub I, Inc. merged with and into BRC, and BRC subsequently merged with and into BCM, with BCM surviving as a wholly owned subsidiary of the Company. We completed the acquisitions of BRH, whose operations include asset management and financial advisory services, and RIM, which provides services to certain pooled investment vehicles, on August 1, 2014.

The total preliminary purchase price for the B. Riley Entities was $26.4 million, which was paid at closing on June 18, 2014, in the form of 4,191,512 newly issued shares of our common stock. The fair value of the newly issued shares of the Company’s common stock for accounting purposes was determined based on the closing market price of the Company’s shares of common stock on the acquisition date, less a 25% discount for lack of marketability as the shares issued are subject to certain restrictions that limit their trade or transfer in the open market.

Effective upon the closing of the acquisition on June 18, 2014, (i) Bryant Riley, the principal owner of BRC, was appointed as our Chief Executive Officer and Chairman, (ii) Andrew Gumaer will continue to serve as the Chief Executive Officer of Great American Group, LLC and will no longer serve as the Company’s Chief Executive Officer and Chairman and (iii) Harvey Yellen will continue to serve as the President of Great American Group, LLC and will no longer serve as the Company’s President and Vice-Chairman. As a result of the acquisition of BRC, Bryant Riley owns approximately 24.7% of our outstanding common stock. In addition, new employment agreements became effective upon the closing of such acquisition for Messrs. Gumaer, Yellen and Riley. The new employment agreements with Messrs. Gumaer and Yellen reduced their annual salary collectively by approximately $0.7 million per year.

Generation of Revenue

In our auction and liquidation segment we provide services to clients on a guarantee, fee or outright purchase basis.

Guarantee. When providing services on a guarantee basis, we guarantee the client a specific recovery often expressed as a percentage of retail inventory value or wholesale inventory cost or, in the case of machinery or equipment, a set dollar amount. This guarantee is often required to be supported by a letter of credit, a cash deposit or a combination thereof. Cash deposits are typically funded in part with available cash together with short term borrowings under our credit facilities. Often when we provide auction or liquidation services on a guarantee basis, we do so through a collaborative arrangement with other service providers. In this situation, each collaborator agrees to provide a certain percentage of the guaranteed amount to the client through a combination of letters of credit, cash and financing. If we are engaged individually, we receive 100% of the net profit, less debt financing fees, sale related expenses (if any) and any share of the profits due to the client as a result of any profit sharing arrangement entered into based on a pre-negotiated formula. If the engagement was conducted through a collaborative arrangement, the profits or losses are divided among us and our partner or partners as set forth in the agreement governing the collaborative arrangement. If the net sales proceeds after expenses are less than the guarantee, we, together with our partners if the engagement was conducted through a collaborative arrangement, are responsible for the shortfall and will recognize a loss on the engagement.

Fee. When we provide services on a fee basis, clients pay a pre-negotiated flat fee for the services provided, a percentage of asset sales generated or a combination of both.

Outright Purchase. When providing services on an outright purchase basis, we purchase the assets from the client and typically sell them at auction, orderly liquidation, through a third-party broker or, less frequently, as augmented inventory in conjunction with another liquidation that we are conducting. In an outright purchase, we take, together with any collaboration partners, title to the assets and absorb the profit or loss associated with the asset disposition.

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In our valuation and appraisal segment we provide services to clients on a fee basis. Our fees for each appraisal will vary depending on the nature of the project and the expected time it will take our professionals to complete the appraisal. In addition to the fees, we bill our customers for expenses incurred for travel and other matters in connection with completing the appraisal. We recognize revenues upon delivery of the completed services to the related customers and collection of the fee is reasonably assured.

In our capital markets segment we conduct our brokerage business through B. Riley and Co., LLC (BRC) and our asset management business through B. Riley Holdings, LLC and Riley Asset Management, LLC. We provide investment banking services to our corporate clients which includes capital raising activities and mergers and acquisitions transaction and other strategic advisory services for a fee. We also provide corporate finance services to our publicly traded and privately held corporate clients which includes capital raising activities for a wide range of equity and debt securities including common stock, preferred stock, and convertible securities. Our public underwriting capabilities include initial public offerings, follow-on offerings and private placements of debt and equity securities. Our sales and trading operations, and related brokerage services are performed for our institutional clients and high net worth individuals. As of August 29, 2014, we are also a market maker in approximately 150 small-cap, mid-cap and large-cap stocks. We also provide propriety research focused on industry sectors which includes consumer goods, consumer services, defense, industrials and technology.

Services

We provide a wide variety of services to clients seeking auction and liquidation solutions, valuation and appraisal services or capital market services.

Auction and Liquidation Solutions

Retail

We enable our clients to quickly and efficiently dispose of under-performing assets and generate cash from excess inventory by conducting or assisting in store closings, going out of business sales, bankruptcy sales and fixture sales. We also provide merger and acquisition due diligence services through our auction and liquidation segment. Financial institution and other capital providers rely on us to maximize recovery rates in distressed asset sales and in retail bankruptcy situations. Additionally, healthy, mature retailers utilize our inventory management and strategic disposition solutions, relying on our extensive network of retail professionals, to close unproductive stores and dispose of surplus inventory and fixtures as existing stores are updated.

For example, in a potential bankruptcy engagement, the debtor provides potential disposition firms with a snapshot of inventory and other assets available for sale. The disposition firms must analyze the inventory data and generate an estimate of potential recovery based on their valuation expertise and past liquidation experience. Typically, this process takes one to four weeks. The disposition firms then submit bids that guarantee a minimum recovery based on a percentage of retail value or cost. The successful bidder assumes management of the debtor’s stores on a contract basis and conducts the orderly disposition of the inventory and assets in these stores. Profits are generated by efficiently merchandizing inventory, managing the orderly closing of store locations and pricing remaining products to balance margin with speed of sale and liquidation expenses. A typical retail disposition process spans eight to twelve weeks from the bankruptcy court’s approval of the successful bid to the final store closure.

We often conduct large retail liquidations that entail significant capital requirements through collaborative arrangements with other liquidators. By entering into an agreement with one or more collaborators, we are able to bid on larger engagements that we could not conduct on our own due to the significant capital outlay involved, number of independent contractors required or financial risk associated with the particular engagement. We act as the lead partner in many of the collaborative arrangements that we enter into, meaning that we have primary responsibility for the due diligence, contract negotiation and execution of the engagement.

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In April 2009, we expanded our operations into Europe by opening an office in the United Kingdom. We provide services to help retailers downsize through inventory liquidation and store closures in addition to providing appraisal and valuation services. In 2010, we hired a number of key employees to increase our presence and expand the operations of our retail liquidations solutions business throughout Europe. Revenues from services and fees from auction and liquidation services engagements, financing activities and valuation and appraisal engagements in Europe decreased to $9.8 million during the year ended December 31, 2013 from $23.5 million during the year ended December 31, 2012 and $11.6 million during the year ended December 31, 2011. The decrease in revenues in Europe in 2013 was primarily due to a decrease in the number and size of auction and liquidation engagements we conducted.

During the year ended December 31, 2013, revenues and fees as a result of our participation in the joint venture related to the liquidation of inventory for the going-out-of-business sale of Fashion Bug described above were $8.1 million. During the year ended December 31, 2012, revenues from services and fees for one retail liquidation engagement were $12.1 million from the liquidation engagement for Comet, a 236 store electronics chain, conducted in the United Kingdom. During the year ended December 31, 2011, revenues from services and fees were $17.1 million from the liquidation engagement for TJ Hughes Limited, a 57 store discount department chain in the United Kingdom, and our participation in a joint venture involving the liquidation of Borders Group, Inc., a going-out-of-business sale for all 399 remaining Borders bookstore locations.

We provide retail auction and liquidation services on a fee and guarantee basis. In guarantee retail liquidation engagements, we take title to any unsold inventory. In these rare instances, we typically utilize the unsold inventory as augmented inventory in other liquidations we conduct.

Wholesale and Industrial

We design and implement customized disposition programs for our clients seeking to convert excess wholesale and industrial inventory and operational assets into capital. We manage projects of all sizes and scopes across a variety of asset categories. We believe that our databases of information regarding potential buyers that we have collected from past transactions and engagements and our nationwide name recognition and experience with alternative distribution channels allow us to provide superior wholesale and industrial disposition services. We offer clients the following wholesale and industrial disposition strategies:

Orderly Liquidations. Assets in an orderly liquidation are available for sale on a privately negotiated basis over a period of months. Orderly liquidations work well for assets in large and repetitive quantities. This sale method is often employed to dispose of furniture, fixtures and equipment in connection with retail liquidations as well as wholesale inventory or industrial equipment for which a short term public auction sale is not feasible due to limited market demand or specialized application of the equipment.

Live Auctions. The live public auction is the most traditional sales technique for wholesale and industrial asset dispositions and one of our most frequently utilized services. In live auctions, bidders gather at a specified date and time to competitively bid against one another, with each item or lot, as applicable, selling to the highest bidder. We believe that our auctioneers are recognized throughout the industry for their auctioneering skills, project experience, engaging personalities and ability to extract top prices. Our live auctions can cover single sites or multiple locations, and we utilize point-of-sale software to generate customized sales reports and invoices and to track assets.

Webcast Auctions. Increasingly, we have been webcasting our live auctions over the Internet. This auction format allows online bidders to compete in real time against bidders at the live auction. Bidders can log onto the auction from personal computers, view and bid on items lots as they come up for sale, hear the auctioneers as the sale is being conducted and, in some cases, view live streaming video of the auctioneer calling the bids on-site. We believe that this auction format maximizes proceeds by providing access to otherwise unavailable potential bidders, including international participants, thereby increasing competition. In some cases, particularly when assets are located in remote areas that are not easily accessible to bidders, we may determine, in consultation with the client, that a webcast only auction is the most appropriate format.

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Online Auctions. In the online auction format, the sale of assets takes place exclusively online, without a live auctioneer calling the sale. Similar to the timed auctions popularized by online auction sites such as eBay, assets are posted for sale online and buyers can bid on lots and items for a set period of time, usually one week. The online auction format is optimal for clients that have idle assets in quantities insufficient to justify the cost of a live auction.

Wind Down Services. When businesses or manufacturers discontinue operations in whole or in part, they are often faced with the challenge of converting large quantities of raw materials, work-in-process inventory and equipment into cash. We have the resources and expertise to analyze the cost effectiveness of continuing production to deplete inventory on hand as an alternative to conducting an auction of the inventory. We also provides advisory services relating to the wind down process from beginning to end, including negotiation of early lease terminations, sale of intellectual property and sale of completed inventory through the client’s historical distribution channels.

Reverse Logistics. We assist clients with managing the disposition of customer returns, obsolete inventory, extraneous fixtures and dated equipment. We serve as a broker, providing assistance in reaching target markets and potential buyers or marketing to our extensive database of buyers and end users. Alternatively, we can conduct a liquidation or auction sale to dispose of these assets.

Private Sales. In private sales, we step into the shoes of the seller and handle all negotiations with a single buyer, based upon terms provided by the seller. This type of sale is tailored to a specific target market when specialized assets are involved. This type of sale may be required by certain legal rulings or mediation between multiple parties.

Sealed Bid Sales. We perform sealed bid sales in situations where asset disposition requires anonymity of the buyer or seller or involves other confidentiality concerns. In this process, potential buyers submit bids without knowledge of the amount bid by other participants. At the conclusion of the bidding timeframe, the highest bidder wins the right to purchase the asset.

We provide wholesale and industrial services on a fee, guarantee and an outright purchase basis.

Real Estate Services

We provide real estate services to clients to property owners, tenants, secured and unsecured creditors, attorneys and financial advisors through our GA Keen Realty Advisors division. Our real estate services include real estate analysis, valuation and strategic planning services, brokerage, mergers and acquisition, auction services, lease restructuring services and real estate capital market services. During the years ended December 31, 2013, 2012 and 2011, revenues from real estate services were $3.1 million, $6.7 million and $1.4 million, respectively. The decrease in real estate services in 2013 is primarily due to a decrease in the size and the number of real estate engagements performed in 2013 as compared to 2012.

Valuation and Appraisal Services

Our valuation and appraisal teams provide independent appraisals to financial institutions, lenders and other providers of capital and other professional service firms for estimated liquidation values of assets. These teams include experts specializing in particular industry niches and asset classes. We provide valuation and appraisal services across five general categories:

Consumer and Retail Inventory. Representative types of appraisals and valuations include inventory of specialty apparel retailers, department stores, jewelry retailers, sporting goods retailers, mass and discount merchants, home furnishing retailers and footwear retailers.

Wholesale and Industrial Inventory. Representative types of appraisals and valuations include inventory held by manufacturers or distributors of automotive parts, chemicals, food and beverage products, wine and spirits, building and construction products, industrial products, metals, paper and packaging.

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Machinery and Equipment. Representative types of asset appraisals and valuations include a broad range of equipment utilized in manufacturing, construction, transportation and healthcare.

Intangible Assets. Representative types of asset appraisals and valuations include intellectual property, goodwill, brands, logos, trademarks and customer lists.

Real Estate. Representative types of asset appraisals and valuations include owned and leased manufacturing and distribution facilities, retail locations and corporate offices. We do not perform appraisals of residential properties.

We provide valuation and appraisal services on a pre-negotiated flat fee basis.

Capital Markets Services

Investment Banking and Corporate Finance

B. Riley investment banking professionals provide equity and debt capital raising, merger and acquisition and financial advisory services to both private and publicly traded companies. Those services include: follow-on public offerings, debt and equity private placements, debt refinancings, corporate debt and equity security repurchases, and buy-side and sell-side representation, divestitures/carveouts, leveraged buyouts, management buyouts, strategic alternatives reviews, fairness opinions, valuations, return-of-capital advisory, hostile/activist advisory, and options trading programs.

Sales, Trading and Corporate Services

Our sales and trading professionals distribute B. Riley proprietary research products to our institutional investor clients and high net worth individuals. B. Riley sales and trading also sells the securities of companies in which B. Riley acts as an underwriter and executes equity trades on behalf of clients. We maintain active trading relationships with substantially all major institutional money managers. Our equity and fixed income traders make markets in approximately 150 securities. Our corporate services include retail orders, block trades, Rule 144 transactions, cashless exercise of options, and corporate equity repurchase programs.

Equity Research

Our equity research is focused on fundamentals-based research. Our research focuses on an in-depth analysis of earnings, cash flow trends, balance sheet strength, industry outlook, and strength of management that involves extensive meetings with key management, competitors, channels partners and customers. We provide research on all sizes of firms; however, our research primarily focuses on small and mid-cap stocks that are under-followed by Wall Street, our analysts regularly communicate their findings through Research Updates and daily Morning Notes.

Our research department includes research analysts maintaining coverage on a variety of companies in a variety of industry sectors. Our research department annually organizes non-deal road shows for issuers in our targeted industries. To provide our institutional clients access to management teams of companies in our coverage universe and others, our research department has held 16 consecutive annual institutional investor conferences.

UK Retail Stores

We previously operated ten retail footwear stores in the United Kingdom as a result of our acquisition of Shoon on May 4, 2012. Revenues from the sale of goods in our UK retail stores segment were recognized as revenue upon the sale of product to retail customers. Our net sales represent gross sales invoiced to customers, less certain related charges for discounts, returns, and other promotional allowances and are recorded net of sales or value added tax. Allowances provided for these items are presented in the consolidated financial statements primarily as reductions to sales and cost of sales. In August 2013, the Shoon shareholder agreement was amended and restated to eliminate our control rights. As a result of this amendment, Shoon’s operating results are not consolidated with the Company’s for any periods after July 31, 2013. Notwithstanding the deconsolidation, our operating results for periods subsequent to July 31, 2013 include the income (loss) from our 44.4% equity investment in the common stock of Shoon. In January 2014, Shoon was sold to a third party, and we no longer have a financial interest in the operations of Shoon.

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Customers

We serve retail, corporate, capital provider and individual customers across our services lines. Revenues from one liquidation service contract and the sale of four oil rigs to one customer represented 10.7% and 12.2% of total revenues, respectively, during the year ended December 31, 2013. Revenues from one liquidation service contract and financing activities to another retailer represented 14.4% and 6.0% of total revenues, respectively, during the year ended December 31, 2012. Revenues from liquidation service contracts and financing activities to two retailers represented 15.2% and 11.5% of total revenues, respectively, during the year ended December 31, 2011. The services provided to these customers were under short-term liquidation contracts that generally do not exceed a period of six months. There were no recurring revenues from year-to-year in connection with the services we performed under these contracts.

Auction and Liquidation Solutions

Retail Services

Our retail auction and liquidation solution clients include financially healthy retailers as well as distressed retailers, bankruptcy professionals, financial institution workout groups and a wide range of professional service providers. Some retail segments in which we specialize include apparel, arts and crafts, department stores, discount stores, drug / health and beauty, electronics, footwear, grocery stores, hardware / home improvement, home goods and linens, jewelry, office / party supplies, specialty stores, and sporting goods. Recent clients include Blockbuster Video, Borders Group, Comet, Circuit City, Friedman’s Jewelers, Mervyns, Orchard Supply Hardware, Tower Records, TJ Hughes, Hancock Fabrics, Movie Gallery, Linens N Things, Kmart, Sears, Whitehall Jewelers and Fortunoff.

Wholesale and Industrial Services

We provide auction services and customized disposition programs to a wide range of clients. Specifically, we have experience in providing auction and liquidation solutions to the following industries: aircraft / aerospace, casino / hospitality, construction / mining / earthmoving, food and beverage processing, hospital / medical, machine tools / metalworking, material handling, packaging / bottling, plastics and rubber processing, printing / bindery, pulp processing / paper converting, restaurant / bar / bakery, retail / trade fixtures, stadium / arena, textile / apparel, transportation / rolling stock, warehouse / distribution centers, and woodworking / lumber. Representative recent clients include the Stardust Hotel & Casino, Boeing, Midas International, Callaway Golf, Lillian Vernon, Saint Vincent Medical Center of New York and Dreyer’s Ice Cream.

Valuation and Appraisal Services

We are engaged by financial institutions, lenders, private equity investors and other capital providers, as well as professional service providers, to provide valuation and advisory services. We have extensive experience in the appraisal and valuation of retail and consumer inventories, wholesale and industrial inventories, machinery and equipment, intellectual property and real estate. We maintain ongoing client relationships with major asset based lenders including Bank of America, Citibank, Deutsche Bank, GE Capital, HSBC, JPMorgan Chase, SunTrust Bank, Union Bank of California, US Bank, Wells Fargo Foothill and Wells Fargo Retail Finance. In addition, our clients include private equity firms such as Apollo Management, Goldman Sachs Capital Partners, H.I.G. Capital, Sun Capital Partners and UBS Capital.

Capital Markets Services

We are engaged by corporate customers, including publicly held and privately owned companies, to provide investment banking, corporate finance, research and sales and trading services. We also provide corporate finance, research, and sales and trading services to high net worth individuals. We maintain client relationships with companies in the consumer goods, consumer services, defense, industrials and technology industries.

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Competition

We face intense competition in each of our primary service areas. While some competitors are unique to specific service offerings, some competitors cross multiple service offerings. A number of companies provide services or products to the auction and liquidation and valuation and appraisal markets, and existing and potential clients can, or will be able to, choose from a variety of qualified service providers. Some of our competitors may even be able to offer discounts or other preferred pricing arrangements. In a cost-sensitive environment, such arrangements may prevent us from acquiring new clients or new engagements with existing clients. Some of our competitors may be able to negotiate secure alliances with clients and affiliates on more favorable terms, devote greater resources to marketing and promotional campaigns or to the development of technology systems than us. In addition, new technologies and the expansion of existing technologies with respect to the online auction business may increase the competitive pressures on us. We must also compete for the services of skilled professionals. There can be no assurance that we will be able to compete successfully against current or future competitors, and competitive pressures we face could harm our business, operating results and financial condition.

We face competition for our retail services from traditional liquidators as well as Internet-based liquidators such as overstock.com and eBay. Our wholesale and industrial services competitors include traditional auctioneers and fixed site auction houses that may specialize in particular industries or geographic regions as well as other large, prestigious or well-recognized auctioneers. We also face competition and pricing pressure from the internal remarketing groups of our clients and potential clients and from companies that may choose to liquidate or auction assets and/or excess inventory without assistance from service providers like us. We face competition for our home auction services from established real estate auctioneers, foreclosure/courthouse auctions, short sales and traditional real estate services. We face competition for our valuation and appraisal services from large accounting, consulting and other professional service firms as well as other valuation, appraisal and advisory firms.

We also face intense competition for our capital markets services. Since the mid-1990s, there has been substantial consolidation among U.S. and global financial institutions. In particular, a number of large commercial banks, insurance companies and other diversified financial services firms have merged with other financial institutions or have established or acquired broker-dealers. During 2008, the failure or near-collapse of a number of very large financial institutions led to the acquisition of several of the most sizeable U.S. investment banking firms, consolidating the financial industry to an even greater extent. Currently, our competitors are other investment banks, bank holding companies, brokerage firms, merchant banks and financial advisory firms. Our focus on our target industries also subjects us to direct competition from a number of specialty securities firms and smaller investment banking boutiques that specialize in providing services to these industries.

The industry trend toward consolidation has significantly increased the capital base and geographic reach of many of our competitors. Our larger and better-capitalized competitors may be better able than we are to respond to changes in the investment banking industry, to recruit and retain skilled professionals, to finance acquisitions, to fund internal growth and to compete for market share generally. Many of these firms have the ability to offer a wider range of products than we do, including loans, deposit-taking and insurance, in addition to brokerage, asset management and investment banking services, all of which may enhance their competitive position relative to us. These firms also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenues in an effort to gain market share, which could result in downward pricing pressure in our businesses. In particular, the trend in the equity underwriting business toward multiple book runners and co-managers has increased the competitive pressure in the investment banking industry and has placed downward pressure on average transaction fees.

As we seek to expand our asset management business, we face competition in the pursuit of investors for our investment funds, in the identification and completion of investments in attractive portfolio companies or securities, and in the recruitment and retention of skilled asset management professionals.

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Regulation

We are subject to federal and state consumer protection laws, including regulations prohibiting unfair and deceptive trade practices. In addition, numerous states and municipalities regulate the conduct of auctions and the liability of auctioneers. We and/or our auctioneers are licensed or bonded in the following states where we conduct, or have conducted, retail, wholesale or industrial asset auctions: California, Florida, Georgia, Illinois, Massachusetts, Ohio, South Carolina, Texas, Virginia and Washington. In addition, we are licensed or obtain permits in cities and/or counties where we conduct auctions, as required. If we conduct an auction in a state where we are not licensed or where reciprocity laws do not exist, we will work with an auctioneer of record in such state.

As a participant in the financial services industry, we are subject to complex and extensive regulation of most aspects of our business by U.S. federal and state regulatory agencies, self-regulatory organizations and securities exchanges. The laws, rules and regulations comprising the regulatory framework are constantly changing, as are the interpretation and enforcement of existing laws, rules and regulations. The effect of any such changes cannot be predicted and may direct the manner of our operations and affect our profitability.

Our broker-dealer subsidiary, BRC, is subject to regulations governing every aspect of the securities business, including the execution of securities transactions; capital requirements; record-keeping and reporting procedures; relationships with customers, including the handling of cash and margin accounts; the experience of and training requirements for certain employees; and business interactions with firms that are not members of regulatory bodies.

BRC is registered as a securities broker-dealer with the SEC and is a member of FINRA. FINRA is a self-regulatory body composed of members such as our broker-dealer subsidiary that have agreed to abide by the rules and regulations of FINRA. FINRA may expel, fine and otherwise discipline member firms and their employees. BRC is also licensed as a broker-dealer in 18 states in the U.S., requiring us to comply with the laws, rules and regulations of each such state. Each state may revoke the license to conduct securities business, fine and otherwise discipline broker-dealers and their employees. We are also registered with NASDAQ and must comply with its applicable rules.

BRC is also subject to the SEC’s Uniform Net Capital Rule, Rule 15c3-1, which may limit our ability to make withdrawals of capital from our broker-dealer subsidiary. The Uniform Net Capital Rule sets the minimum level of net capital a broker-dealer must maintain and also requires that a portion of its assets be relatively liquid. In addition, BRC is subject to certain notification requirements related to withdrawals of excess net capital.

We are also subject to the USA PATRIOT Act of 2001 (the Patriot Act), which imposes obligations regarding the prevention and detection of money-laundering activities, including the establishment of customer due diligence and customer verification, and other compliance policies and procedures. The conduct of research analysts is also the subject of rule-making by the SEC, FINRA and the federal government through the Sarbanes-Oxley Act. These regulations require certain disclosures by, and restrict the activities of, research analysts and broker-dealers, among others. Failure to comply with these requirements may result in monetary, regulatory and, in the case of the USA Patriot Act, criminal penalties.

Our asset management subsidiaries, BRH and RAM are SEC-registered investment advisers, and accordingly subject to regulation by the SEC. Requirements under the Investment Advisors Act of 1940 include record-keeping, advertising and operating requirements, and prohibitions on fraudulent activities.

Various regulators, including the SEC, FINRA and state securities regulators and attorneys general, are conducting both targeted and industry-wide investigations of certain practices relating to the financial services industry, including marketing, sales practices, valuation practices, asset managers, and market and compensation arrangements. These investigations, which have been highly publicized, have involved mutual fund companies, broker-dealers, hedge funds, investors and others.

In addition, the SEC staff has conducted studies with respect to soft dollar practices in the brokerage and asset management industries and proposed interpretive guidance regarding the scope of permitted brokerage and research services in connection with soft dollar practices.

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In July 2010, Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act). The Dodd-Frank Act institutes a wide range of reforms that will impact financial services firms and requires significant rule-making. In addition, the legislation mandates multiple studies, which could result in additional legislative or regulatory action. Many of the provisions of the Dodd-Frank Act are subject to further rulemaking procedures and studies and will take effect over several years. As a result, we cannot assess the impact of these new legislative and regulatory changes on our business at the present time.

Employees

As of June 30, 2014, we had 239 full time employees. We are not a party to any collective bargaining agreements. We have never experienced a work stoppage or strike and believe that relations with our employees are good.

We rely significantly on the expertise of independent contractors whom we engage in connection with specific transactions in our auction and liquidation segment. As of June 30, 2014, we maintained a network of approximately 160 independent contractors who we engage from time to time to provide services pursuant to the terms of independent contractor agreements.

Available Information

We maintain websites at www.greatamerican.com and www.brileyfin.com. We file reports with the Securities and Exchange Commission (“SEC”), and make available, free of charge, on or through our websites, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy and information statements and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information on our websites is not a part of, or incorporated in, the registration statement of which this prospectus forms a part.

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Description of Property

Our headquarters are located in Woodland Hills, California in a leased facility. The following table sets forth the location and use of each of our properties, all of which are leased as of October 31, 2014.

Location	Use

Woodland Hills, California	Headquarters; Accounting, Information Technology and Human Resources offices; Appraisal and Auction office

Los Angeles, California	Capital Markets office

Newport Beach, California	Capital Markets office

San Francisco, California	Capital Markets office

Boston, Massachusetts	Capital Markets, Appraisal and Marketing office

New York, New York	Capital Markets, Real Estate Services and Marketing office

Norwalk, Connecticut	Capital Advisory Services office

Needham, Massachusetts	Appraisal office

Toledo, Ohio	Appraisal office

Winston-Salem, North Carolina	Appraisal office

Chicago, Illinois	Appraisal and Marketing office

Charlotte, North Carolina	Appraisal and Marketing office

Dallas, Texas	Appraisal and Marketing office

Milwaukee, Wisconsin	Appraisal and Marketing office

Atlanta, Georgia	Marketing office

Melville, New York	Real Estate Services office

Munich, Germany	Marketing office

Legal Proceedings

From time to time, we are involved in litigation arising out of our operations. We believe that we are not currently a party to any proceedings the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on our financial position or results of operations.

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LEGAL MATTERS

The validity of the common stock being offered by this prospectus is being passed upon by Morrison & Foerster LLP.

EXPERTS

Marcum LLP, an independent registered public accounting firm, has audited our consolidated financial statements for the years ended December 31, 2013 and 2012, as stated in its report appearing in this prospectus, and such audited consolidated financial statements have been included in this prospectus in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

Where You Can Find Additional Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am and 3:00 pm. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. All filings we make with the SEC are also available on the SEC’s web site at http://www.sec.gov. Our website addresses are http://www.greatamerican.com and http://www.brileyfin.com. We have not incorporated by reference into this prospectus the information on our websites, and you should not consider it to be a part of this document.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the complete registration statement, its exhibits and the information incorporated by reference in the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference room and website referred to above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

For purposes of this prospectus, the SEC allows us to “incorporate by reference” certain information we have filed with the SEC, which means that we are disclosing important information to you by referring you to other information we have filed with the SEC. The information we incorporate by reference is considered part of this prospectus. We specifically are incorporating by reference the following documents filed with the SEC (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	Our annual report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 31, 2014, as amended on April 30, 2014;
•	Our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014 and September 30, 2014 filed with the SEC on May 14, 2014, August 14, 2014 and November 6, 2014 , respectively; and
•	Our current reports on Form 8-K filed with the SEC on March 25, 2014, May 13, 2014, May 19, 2014, June 5, 2014, June 18, 2014, July 17, 2014, July 31, 2014, August 18, 2014, August 26, 2014, September 2, 2014, September 5, 2014 and October 9, 2014.

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These reports and documents can be accessed free of charge on our websites at www.greatamerican.com and www.brileyfin.com by clicking on “About Us —Investor Relations” and then clicking on “Financial Reports and SEC Filings.” We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Please send written requests to:

21860 Burbank Boulevard, Suite 300 South

Woodland Hills, California 91367

Attn.: Chief Financial Officer

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

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B. RILEY FINANCIAL, INC.

PROSPECTUS

14,480,812 Shares of Common Stock

Dated November 7, 2014

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